SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
LAS VEGAS SANDS CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM THE CHAIRMAN
___________________________

April 3, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of stockholders of Las Vegas Sands Corp. (the “Company”), which will be held on May 16, 2019, at 11:00 a.m. Pacific time, at the Sands Showroom at The Venetian Resort Las Vegas located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
This year, we again are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the accompanying Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 3, 2019. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing will begin on or about April 3, 2019.
Your vote is important. Whether or not you are able to attend, it is important your shares be represented at the meeting. Please follow the instructions in the Notice and vote as soon as possible.
On behalf of the Board of Directors and the management of Las Vegas Sands Corp., thank you very much for your support.

Yours sincerely,

SHELDON G. ADELSON Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING
to be held on
May 16, 2019
___________________________
April 3, 2019
To the Stockholders:
The annual meeting of stockholders of Las Vegas Sands Corp., a Nevada corporation (the “Company”), will be held at the Sands Showroom at The Venetian Resort Las Vegas located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on May 16, 2019, at 11:00 a.m. Pacific time, for the following purposes:

1.	to elect ten directors to the Board of Directors to serve until the 2020 Annual Meeting;

2.	to ratify the appointment of our independent registered public accounting firm;

3.	to vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers;

4.	to approve the amendment and restatement of the Company’s 2004 Equity Award Plan; and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on March 18, 2019, are entitled to notice of and to vote at the meeting. A list of these stockholders will be available for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of ten days prior to the meeting date. The list will also be available for inspection by any stockholder at the place of the stockholder meeting during the whole time thereof.

By Order of the Board of Directors,

Lawrence A. Jacobs Executive Vice President, Global General Counsel and Secretary
PLEASE FOLLOW THE INSTRUCTIONS IN THE COMPANY’S NOTICE OF INTERNET
AVAILABILITY OF PROXY MATERIALS TO VOTE YOUR PROXY.

PROXY STATEMENT

i

PROXY STATEMENT
____________________________
PROXY AND VOTING INFORMATION
Our Board of Directors (the “Board”) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of stockholders. We will hold the annual meeting on Thursday, May 16, 2019, at the Sands Showroom at The Venetian Resort Las Vegas located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, beginning at 11:00 a.m. Pacific time. Please note throughout these proxy materials we may refer to Las Vegas Sands Corp. as “the Company,” “we,” “us,” or “our.”
We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 3, 2019. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects mailing to begin on or about April 3, 2019.
Who Can Vote
Only stockholders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as of March 18, 2019, will be entitled to vote at the meeting or any adjournment or postponement thereof.
How Many Shares Can Be Voted
The authorized capital stock of the Company presently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 18, 2019, 772,804,476 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.
How You Can Vote
You may attend the annual meeting and vote your shares in person. You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card.
The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), a brokerage firm may give a proxy to vote its customers’ stock without customer instructions if the brokerage firm (i) transmitted proxy materials to the beneficial owner of the stock, (ii) did not receive voting instructions by the date specified in the statement accompanying the proxy materials, and (iii) has no knowledge of any contest with respect to the actions to be taken at the stockholders’ meeting and such actions are adequately disclosed to stockholders. In addition, under current NYSE rules, brokerage firms may not vote their customers’ stock without instructions from the customer if the vote concerns the election of directors, a matter relating to executive compensation, including the advisory proposal on compensation, which will be voted on at the meeting, or an authorization for a merger, consolidation or any matter that could substantially affect the rights or privileges of the stock. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

Proposal No. 1 requires the affirmative vote of a plurality of the votes cast at the meeting. Proposal Nos. 2, 3 and 4 require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote thereon. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the election of directors. With respect to the other proposals, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Under Nevada law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote at this meeting.
Sheldon G. Adelson, the Chairman of the Board and Chief Executive Officer of our Company, his wife, Dr. Miriam Adelson, and trusts and other entities for the benefit of the Adelsons and their family members together beneficially owned approximately 56.0% of our outstanding Common Stock as of the record date. Mr. Adelson, Dr. Adelson, the trustees for the various trusts and individuals authorized to vote the shares of Common Stock held by such other entities have indicated they will vote the shares of Common Stock over which they exercise voting control in accordance with the recommendations of our Board as set forth below.
Brokers are not permitted to vote on any matter other than the ratification of the appointment of our independent public accounting firm without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. To ensure your shares are voted in the manner you desire, you should provide instructions to your broker, bank or other nominee on how to vote your shares for each of the proposals to be voted on at the annual meeting in the manner permitted by your broker, bank or other nominee. Without these instructions, shares held by beneficial owners will not be voted on Proposal Nos. 1, 3 and 4.

If you duly submit a proxy but do not specify how you want to vote, your shares will be voted as our Board recommends, which is:
• “FOR” the election of each of the nominees for director as set forth under Proposal No. 1 below;
• “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 as described in Proposal No. 2 below;
• “FOR” the advisory proposal on executive compensation as described in Proposal No. 3 below; and
• “FOR” the approval of the amendment and restatement of the Company’s 2004 Equity Award Plan as described in Proposal No. 4 below.
How to Revoke or Change Your Vote
You may revoke or change your proxy at any time before it is exercised in any of three ways:

•	by notifying the Corporate Secretary of the revocation or change in writing;

•	by delivering to the Corporate Secretary a later dated proxy; or

•	by voting in person at the annual meeting.
You will not revoke a proxy merely by attending the annual meeting. To revoke or change a proxy, you must take one of the actions described above.
Any revocation of a proxy, or a new proxy bearing a later date, should be sent to the following address: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. To revoke a proxy previously submitted by telephone, Internet or mail, simply submit a new proxy at a later date before the taking of the vote at the annual meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or other nominee.
Other Matters to be Acted upon at the Meeting
Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting that are to be presented for action at the annual meeting. If any matter other than those described in this Proxy

Statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Delivery of One Notice or Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
In connection with the Company’s annual meeting of stockholders, the Company is required to send to each stockholder of record a Notice or a Proxy Statement and annual report and to arrange for a Notice or a Proxy Statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank or other nominee. Because many stockholders hold shares of Common Stock in multiple accounts, this process would result in duplicate mailings of Notices or Proxy Statements and annual reports to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Notice or Proxy Statement and annual report will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice or Proxy Statement and annual report, you may enroll in the electronic delivery service by going directly to the website of our transfer agent, American Stock Transfer & Trust Company, at https://www.astfinancial.com anytime and following the instructions.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice or Proxy Statement and annual report if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you currently receive more than one Notice or Proxy Statement and annual report at your household and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single Notice or Proxy Statement and annual report, but later decide you would prefer to receive a separate copy of the Notice or Proxy Statement and annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Notices or Proxy Statements and annual reports. If you wish to receive a separate copy of the Notice or Proxy Statement and annual report for each stockholder sharing your address in the future, you may contact our transfer agent, directly by telephone at 1-800-937-5449 or by visiting its website at https://www.astfinancial.com and following the instructions.
Important Notice about Security
All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 18, 2019, as to the beneficial ownership of our Common Stock, in each case, by:

•	each person known to us to be the beneficial owner, in an individual capacity or as a member of a “group,” of more than 5% of our Common Stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors, taken together.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)
Sheldon G. Adelson(3)(4)	79,239,380	10.3%
Dr. Miriam Adelson(3)(5)	330,160,726	42.7
General Trust under the Sheldon G. Adelson 2007 Remainder Trust(3)(6)	87,718,919	11.4
General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust(3)(7)	87,718,918	11.4
Robert G. Goldstein(8)	1,387,057	*
Patrick Dumont(9)	275,000	*
Lawrence A. Jacobs	—	*
Irwin Chafetz(3)(10)	255,835,078	33.1
Micheline Chau(11)	11,763	*
Charles D. Forman(12)	208,274	*
Steven L. Gerard(13)	11,260	*
George Jamieson(14)	11,763	*
Charles A. Koppelman(15)	13,653	*
Lewis Kramer(16)	7,094	*
David F. Levi(17)	13,269	*
All current executive officers and current directors of our Company, taken together (12 persons)(18)	81,254,908	10.5%
____________________

*	Less than 1%.

(1)
A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock. Percentages are based on 772,804,476 shares issued and outstanding at the close of business on March 18, 2019 (including unvested shares of restricted stock, but excluding treasury shares), plus any shares of our Common Stock underlying options held by all individuals listed in the table that are vested and exercisable.

(2)	The address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)
Sheldon G. Adelson, Dr. Miriam Adelson, Irwin Chafetz, the General Trust under the Sheldon G. Adelson 2007 Remainder Trust and the General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust, constitute a “group” that, as of March 18, 2019, collectively beneficially owned 432,481,313 shares of our Common Stock, or 56.0% of the total number of shares issued and outstanding as of that date, for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. Each of the foregoing persons may be deemed to beneficially own certain shares beneficially owned by the other persons in such “group.”

(4)
This amount includes (a) 66,543,589 shares of our Common Stock held by Mr. Adelson, (b) 8,298 unvested shares of restricted stock held by Mr. Adelson, (c) options to purchase 120,783 shares of our Common Stock that are vested and exercisable and (d) 12,566,710 shares of our Common Stock held by an entity over which Mr. Adelson, as co-manager, shares voting and dispositive control.

(5)
This amount includes (a) 93,779,145 shares of our Common Stock held by Dr. Adelson, (b) 2,208,548 shares of our Common Stock held by trusts for the benefit of Dr. Adelson and her family members over which Dr. Adelson, as trustee, retains sole voting control and shares dispositive power, (c) 3,704,005 shares of our Common Stock held by trusts or custodial accounts for the benefit of Dr. Adelson’s family members over which Dr. Adelson, as trustee or in another fiduciary capacity, retains sole voting control and dispositive power, (d) 220,110,866 shares of our Common Stock held by trusts for the benefit of Dr. Adelson and her family members over which Dr. Adelson, as trustee, shares dispositive power and (e) 12,566,710 shares of our Common Stock held by an entity over which Dr. Adelson, as co-manager, shares voting and dispositive control.

(6)	This amount includes 87,718,919 shares of our Common Stock held by the General Trust under the Sheldon G. Adelson 2007 Remainder Trust.

(7)	This amount includes 87,718,918 shares of our Common Stock held by the General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust.

(8)
This amount includes (a) 137,057 shares of our Common Stock held by The Robert and Sheryl Goldstein Trust and (b) options to purchase 1,250,000 shares of our Common Stock that are vested and exercisable.

(9)	This amount includes (a) 200,000 shares of our Common Stock held by Mr. Dumont and (b) options to purchase 75,000 shares of our Common Stock that are vested and exercisable.

(10)
This amount includes (a) 75,108 shares of our Common Stock held by Mr. Chafetz, (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, (c) 219,252,318 shares of our Common Stock held by trusts for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, retains sole voting control and shares dispositive power, (d) 34,297,817 shares of our Common Stock held by trusts for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, retains sole voting control and dispositive power and (e) 221,460,866 shares of our Common Stock held by a trust for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, shares dispositive power. Mr. Chafetz disclaims beneficial ownership of the shares of our Common Stock held by any trust for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Chafetz is a beneficial owner of such shares for any purpose.

(11)
This amount includes (a) 5,504 shares of our Common Stock held by Ms. Chau, (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, and (c) options to purchase 4,972 shares of our Common Stock that are vested and exercisable.

(12)	This amount includes (a) 206,987 shares of our Common Stock held by Mr. Forman and (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019.

(13)
This amount includes (a) 6,504 shares of our Common Stock held by Mr. Gerard, (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, and (c) options to purchase 3,469 shares of our Common Stock that are vested and exercisable.

(14)
This amount includes (a) 6,488 shares of our Common Stock held by Mr. Jamieson, (b) 1,000 shares held by a trust, (c) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, and (d) options to purchase 2,988 shares of our Common Stock that are vested and exercisable.

(15)	This amount includes (a) 12,366 shares of our Common Stock held by Mr. Koppelman and (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019.

(16)
This amount includes (a) 1,547 shares of our Common Stock held by Mr. Kramer, (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, and (c) options to purchase 4,260 shares of our Common Stock that are vested and exercisable.

(17)
This amount includes (a) 5,504 shares of our Common Stock held by Mr. Levi, (b) 1,287 unvested shares of restricted stock vesting within 60 days of March 18, 2019, and (c) options to purchase 6,478 shares of our Common Stock that are vested and exercisable.

(18)
This amount includes 18,594 unvested shares of restricted stock and options to purchase 1,467,950 shares of our Common Stock that are vested and exercisable and held by the Company’s current executive officers and current directors. This amount does not include the 255,758,683 shares of Common Stock Mr. Chafetz has beneficial ownership of as a trustee of the trusts referenced in footnote 10 above.

BOARD OF DIRECTORS
Our Board currently has eleven directors. The term of office of the current directors will expire at the 2019 Annual Meeting. Steven L. Gerard will not be standing for re-election. Accordingly, the Board intends to decrease its size to ten members effective as of the 2019 Annual Meeting, and our stockholders will be asked to consider the following ten nominees to serve as director until the 2020 Annual Meeting and until his or her respective successor has been duly elected and qualified or until such director’s resignation, disqualification, death or removal: Sheldon G. Adelson, Irwin Chafetz, Micheline Chau, Patrick Dumont, Charles D. Forman, Robert G. Goldstein, George Jamieson, Charles A. Koppelman, Lewis Kramer and David F. Levi.
Each of the nominees is a current director of the Company who has indicated he or she will serve if elected. We do not anticipate any of the nominees will be unable or unwilling to serve, if elected, but if that happens, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board may designate.
In addition to the specific professional experience of our directors, we chose our directors because they are highly accomplished in their respective fields, insightful and inquisitive. In addition, we believe each of our directors possesses sound business judgment and is highly ethical. While we do not have a formal diversity policy, we consider a wide range of factors in determining the composition of our Board, including professional experience, skills, education, training and background.
Below are the backgrounds of the director-nominees:

Name (Age), Principal Occupation and Other Directorships	First Became a Director
Sheldon G. Adelson (85)	2004
Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a Director of the Company since August 2004. He has been chairman of the board, chief executive officer and a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has served as the chairman of the board of directors of the Company’s subsidiary, Sands China Ltd., since August 2009 and as its chief executive officer since January 2015. Mr. Adelson also created and developed The Sands Expo and Convention Center, the first privately owned convention center in the United States, which was transferred to the Company in July 2004. In addition, Mr. Adelson serves as an officer and/or director of several of our other subsidiaries. His business career spans more than seven decades and has included creating and developing to maturity more than 50 different companies. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. He created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s. He has been the president and chairman of Interface Group Holding Company, Inc. and its predecessors since the mid-1970s and is a manager of Interface Group-Massachusetts, LLC and was president of its predecessors since 1990. Mr. Adelson has earned multiple honorary degrees and has been a guest lecturer at various colleges and universities, including the University of New Haven, Harvard Business School, Columbia Business School, Tel Aviv University and Babson College. Among his numerous awards for his business and philanthropic work are the Armed Forces Foundation’s Patriot Award, the Hotel Investment Conference’s Innovation Award and the Woodrow Wilson Award for Corporate Citizenship, and induction into the American Gaming Association’s Hall of Fame. Mr. Adelson’s extensive business experience, including his experience in the hospitality and meetings, incentives, convention and exposition businesses, and his role as our Chief Executive Officer and Treasurer, led the Board to conclude he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director
Irwin Chafetz (83)	2005
Mr. Chafetz has been a Director of the Company since February 2005. He was a director of Las Vegas Sands, Inc. from February until July 2005. Mr. Chafetz is a manager of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC. Mr. Chafetz has been associated with Interface Group-Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a vice president and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, and also owned and operated The Sands Expo and Convention Center. From 1989 to 1995, Mr. Chafetz was also vice president and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a former member of the dean’s advisory council at Boston University School of Management. Mr. Chafetz’s extensive experience in the hospitality, trade show and convention businesses, as well as his experience as a former executive of our predecessor company, led the Board to conclude he would be a valuable member of our Board of Directors.

Micheline Chau (66)	2014
Ms. Chau has been a Director of the Company since October 2014. She served as the president, chief operating officer and executive director of Lucasfilm Ltd., a film and entertainment company, from 2003 to 2012 and as its chief financial officer from 1991 to 2003. Before that, Ms. Chau held other executive-level positions in various industries, including retail, restaurant, venture capital and financial services. She currently also serves on the board of directors of Dolby Laboratories, Inc., an audio, imaging and communications company, since February 2013, and was a member of the board of directors of Red Hat, Inc., a provider of open-source software solutions, from November 2008 to August 2012. Ms. Chau’s extensive and varied business experience, including as an executive at Lucasfilm Ltd., and her experience as a director of other public companies led the Board to conclude she would be a valuable member of our Board of Directors.

Patrick Dumont (44)	2017
Mr. Dumont has been a Director of the Company since April 2017. Mr. Dumont has been the Company’s Executive Vice President and Chief Financial Officer since March 2016 and was our Senior Vice President, Finance and Strategy from September 2013 through March 2016. In addition, Mr. Dumont has served as the Company’s Principal Financial Officer since February 23, 2016. From June 2010 until August 2013, Mr. Dumont served as the Company’s Vice President, Corporate Strategy. Mr. Dumont is the son-in-law of Sheldon G. Adelson, the Company’s Chairman of the Board, Chief Executive Officer and Treasurer. Mr. Dumont’s experience in corporate finance and his positions and tenure with the Company led the Board to conclude he would be a valuable member of our Board of Directors.

Charles D. Forman (72)	2004
Mr. Forman has been a Director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since March 2004. In addition, he has served as a member of the board of directors of the Company’s subsidiary, Sands China Ltd., since May 2014. Mr. Forman served as chairman and chief executive officer of Centric Events Group, LLC, a trade show and conference business from April 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. During 2000, he was executive vice president of international operations of Key3Media, Inc. From 1998 to 2000, he was chief legal officer of ZD Events Inc., a tradeshow business that included COMDEX. From 1995 to 1998, Mr. Forman was executive vice president, chief financial and legal officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was vice president and general counsel of Interface Group Nevada, Inc., a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman is a member of the board of trustees of The Dana-Farber Cancer Institute and treasurer and a director of Nantucket Jewish Cemetery, Inc. Mr. Forman’s extensive experience in the hospitality, trade show and convention businesses led the Board to conclude he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director
Robert G. Goldstein (63)	2015
Mr. Goldstein has been the Company’s President and Chief Operating Officer and a member of the Board of Directors since January 2015. He previously served as the Company’s President of Global Gaming Operations from January 2011 until December 2014, the Company’s Executive Vice President from July 2009 until December 2014, and the Company’s Secretary from August 2016 to November 2016. He has held other senior executive positions at the Company and its subsidiaries since 1995. Mr. Goldstein has served as a member of the board of directors of our Company’s subsidiary, Sands China Ltd., since May 2014, and as its interim president from January 2015 through October 2015. From 1992 until joining the Company in December 1995, Mr. Goldstein was the executive vice president of marketing at the Sands Hotel in Atlantic City, as well as an executive vice president of the parent Pratt Hotel Corporation. He served on the board of directors of Remark Media, Inc., a global digital media company, from May 2013 to March 2017. Mr. Goldstein’s extensive experience in the hospitality and gaming industries, including as a senior executive officer of our Company (or its predecessors) since 1995, as well as his current position as our President and Chief Operating Officer, led the Board to conclude he would be a valuable member of our Board of Directors.

George Jamieson (82)	2014
Mr. Jamieson has been a Director of the Company since June 2014. He is a certified public accountant and a retired partner of PricewaterhouseCoopers LLP. He served in various positions at PricewaterhouseCoopers LLP (or predecessor firms) in various capacities from 1964 until 1997 and most recently was managing director of accounting and auditing services for its Boston office. Mr. Jamieson is a member of the American Institute of Certified Public Accountants. He served as chairman of the finance committee and a member of the board of trustees of Colby-Sawyer College and retired as a member of the executive committee of the board of directors of the American Liver Foundation. Mr. Jamieson’s extensive experience in the accounting profession, including his experience auditing public companies and his international experience, as well as his service on the boards of directors of charitable and civic organizations led the Board to conclude he would be a valuable member of our Board of Directors.

Charles A. Koppelman (79)	2011
Mr. Koppelman has been a Director of the Company since October 2011. Mr. Koppelman currently serves as chairman and chief executive officer of CAK Entertainment, Inc., an entertainment consultant and brand development firm founded in 1997. From 2005 to 2011, Mr. Koppelman served as executive chairman and principal executive officer of Martha Stewart Living Omnimedia, Inc. and served as a director of the company from 2004 to 2011. From 1990 to 1994, he served first as chairman and chief executive officer of EMI Music Publishing and then from 1994 to 1997 as chairman and chief executive officer of EMI Records Group, North America. He served as a director of Six Flags Entertainment Corp. from May 2010 to November 2016. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as chairman of the board of that company from 2000 to 2004. Mr. Koppelman’s extensive executive experience, including in the entertainment industry, and his experience as a director of other public companies led the Board to conclude he would be a valuable member of our Board of Directors.

Lewis Kramer (71)	2017
Mr. Kramer has been a Director of the Company since April 2017. Mr. Kramer was a partner at Ernst & Young LLP from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young LLP. At the time of his retirement, Mr. Kramer served as the global client service partner for worldwide external audit and all other services for major clients, and served on the firm’s United States executive board. He previously served as Ernst & Young LLP’s national director of audit services. Mr. Kramer has served on the board of directors of L3 Technologies, Inc., since 2009. Mr. Kramer’s extensive financial and business knowledge gained while serving as an independent auditor for organizations across diverse industries and his experience as a director of a public company and non-profit organizations led the Board to conclude he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director
David F. Levi (67)	2015
Mr. Levi has been a Director of the Company since January 2015. Mr. Levi is the Levi Family Professor of Law and Judicial Studies and Director of the Bolch Judicial Institute of Duke University School of Law. He was previously Dean of the Duke University School of Law from 2007 to 2018. He served as the chief United States district judge for the Eastern District of California from May 2003 until June 2007. He took the oath of office as a United States district judge in November 1990. He also served as the presidentially appointed United States attorney for the Eastern District of California from 1986 until November 1990. He was a member of the Attorney General’s advisory committee of U.S. attorneys and served as chair of the public corruption sub-committee. Prior to his appointment as United States attorney, he served as an assistant United States attorney for the Eastern District of California. In 2004, he was elected to the Council of the American Law Institute and is currently the president of that organization. He is an elected fellow of the American Academy of Arts and Sciences and a member of the board of the National Parks Conservation Association. He served as chair of two judicial conference committees by appointment of the chief justice. He was named chair of the civil rules advisory committee in 2000 and chair of the standing committee on the Rules of Practice and Procedure in 2003, where he served in that capacity until 2007. Mr. Levi’s extensive legal, judicial, academic and administrative experience, including as a Federal judge and the dean of a major law school, led the Board to conclude he would be a valuable member of our Board of Directors.

Family Relationships
Mr. Adelson is the father-in-law of Patrick Dumont, the Company’s Executive Vice President and Chief Financial Officer. There is no other family relationship between any of the directors or executive officers of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND BOARD AND OTHER COMMITTEES
Board
NYSE Listing Standards. The NYSE’s corporate governance rules generally require a majority of independent directors serve on the Board. In addition, the NYSE corporate governance rules generally require all of the members of a company’s Audit Committee, Compensation Committee and Nominating and Governance Committee to be independent directors.
The Company qualifies as a “controlled company” under NYSE governance rules because Mr. Adelson, his wife and trusts and other entities for the benefit of the Adelsons and their family members control more than 50 percent of the voting power of the Company’s Common Stock. The Board intends to avail itself of the “controlled company” exemption from the general NYSE requirement to have a majority of independent directors serve on the Board. The Board intends to have a nominating and corporate governance committee and a compensation committee composed entirely of independent directors, although not required for controlled companies.
Independent Directors. The Board has determined six of the eleven current members of the Board, namely Ms. Chau and Messrs. Gerard (who is not standing for re-election), Jamieson, Koppelman, Kramer and Levi, satisfy the criteria for independence under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE corporate governance rules. In making its determinations, the Board reviewed all the relevant facts and circumstances, the standards set forth in our Corporate Governance Guidelines, the NYSE rules and other applicable laws and regulations.
Two of our outside directors, Messrs. Chafetz and Forman, have business and personal relationships with our controlling stockholder, Mr. Adelson. Mr. Chafetz was a stockholder, vice president and director of the entity that owned and operated the COMDEX trade show and The Sands Expo and Convention Center, which were created and developed by Mr. Adelson. Mr. Forman was vice president and general counsel of this entity. Mr. Chafetz also is a trustee of several trusts for the benefit of Mr. Adelson’s family members that beneficially own shares of our Common Stock. For additional information, see “Proxy and Voting Information — How You Can Vote” and “Security Ownership of Certain Beneficial Owners and Management” above. These relationships with Mr. Adelson also include making joint investments and other significant financial dealings. As a result, Messrs. Adelson, Chafetz and Forman may have their financial interests aligned and, therefore, the Board does not consider Messrs. Chafetz and Forman to be independent directors.
Board Meetings. The Board held seven meetings and acted by written consent six times during 2018. The work of the Company’s directors is performed not only at meetings of the Board and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. In 2018, all directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served.
Annual Meeting. Our directors are encouraged to attend each annual meeting of stockholders and all of our directors attended our 2018 annual meeting of stockholders held on June 7, 2018.
Board Committees
Standing Committees. Our Board has four standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nominating and governance committee (the “Nominating and Governance Committee”) and a compliance committee (the “Compliance Committee”).
Audit Committee. The Audit Committee operates under a written charter. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function, and the compliance of our independent registered public accounting firm and our Company with legal and regulatory requirements. Among other things, our Audit Committee selects our independent registered public accounting firm and reviews with such firm the plan, scope and results of our annual audit, and the fees for the services performed. The Audit Committee also reviews the adequacy of our internal control systems with management and the independent registered public accounting firm and receives internal audit reports, and subsequently reports its findings to the full Board. In addition, the Audit Committee is charged with reviewing related party transactions as further described below under “Corporate Governance — Related Party Transactions” and with overseeing the Company’s enterprise risk management as further described below under “Corporate Governance — The Board’s Role in Risk Oversight” and its cyber security program.
The current members of our Audit Committee are George Jamieson (Chair), Steven L. Gerard and Lewis Kramer. The Board has determined Messrs. Jamieson, Gerard and Kramer are each independent under applicable NYSE and federal securities rules and regulations on independence of Audit Committee members. The Board has determined each of the members of the Audit Committee is “financially literate” and that Mr. Jamieson qualifies as an “audit committee financial expert,” as defined in the NYSE’s listing standards and federal securities rules and regulations. The Audit Committee held six meetings and did not act by written consent during 2018. The Audit Committee’s activities also are undertaken by numerous discussions and other communications among its members and others.
Compensation Committee. The Compensation Committee operates under a written charter pursuant to which it has direct responsibility for the compensation of our executive officers. The Compensation Committee has the authority to approve salaries, bonuses and other elements of employment and to approve employment agreements for our executive officers and certain other highly compensated employees. The Compensation Committee also may delegate its authority to the extent permitted by the Board, the Compensation Committee charter, our by-laws, state law and NYSE regulations. In addition, the Compensation Committee has the authority to administer our equity award plan as amended and restated (the “2004 Equity Award Plan”), our equity award plan under which we grant stock options and other equity awards, and our Executive Cash Incentive Plan, our short-term incentive plan under which we provide short-term incentive compensation awards. The Compensation Committee also is involved in the Company’s enterprise risk management process as further described below under “Corporate Governance — The Board’s Role in Risk Oversight” and “Corporate Governance — 2018 Executive Compensation Risk Assessment.”
The current members of the Compensation Committee are Steven L. Gerard (Chair), Micheline Chau and Charles A. Koppelman. The Compensation Committee held five meetings and acted by written consent four times during 2018. Additional information about the Compensation Committee, its responsibilities and its activities is provided below under “Compensation Discussion and Analysis.”
Nominating and Governance Committee. The Nominating and Governance Committee operates under a written charter and has the authority to, among other things, review and make recommendations regarding the composition of the Board and its committees; develop and implement policies and procedures for the selection of Board members; identify individuals qualified to become Board members; and select, or recommend the Board select, director nominees. The Nominating and Governance Committee also is responsible for assessing, developing and making recommendations to the Board with respect to Board effectiveness and related corporate governance matters, including corporate governance guidelines and procedures intended to organize the Board appropriately, and overseeing the evaluation of the Board and management. The current members of the Nominating and Governance Committee are David F. Levi (Chair), Charles A. Koppelman and Lewis Kramer. The Nominating and Governance Committee held five meetings and did not act by written consent during 2018.
Compliance Committee. The Compliance Committee operates under a written charter and assists the Board in overseeing our Company’s compliance program with respect to compliance with the laws and regulations applicable to the Company’s business, including gaming laws, and compliance with the Company’s Code of Business Conduct and Ethics, Anti-Corruption Policy, Reporting and Non-Retaliation Policy, anti-money laundering policies, and related policies and procedures applicable to the Company’s team members, officers, directors and other agents. The current members of the Compliance Committee are Charles A. Koppelman (Chair), Micheline Chau, Steven L. Gerard and David F. Levi. The Compliance Committee held four meetings and did not act by written consent during 2018.
Compensation Committee Interlocks and Insider Participation. None of the individuals who served as a member of our Compensation Committee during 2018 is, or has been, an employee or officer of the Company. None of our executive officers serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.
Non-Board Committee
Operational Compliance Committee. The Company has an operational compliance committee (the “Operational Compliance Committee”) that operates under a written regulatory Compliance Program approved by the Nevada Gaming Control Board. The Company created the Operational Compliance Committee to exercise its best efforts to identify and evaluate situations arising in the course of the Company’s businesses, wherever conducted, which may have an adverse effect upon its objectives or those of gaming control and thereby cause concern to any gaming authority. The Operational Compliance Committee monitors the Company’s activities so as to assist the Company’s senior management with regard to the Company’s: business associations, that is, to protect the Company from associations with persons denied licensing or other related approvals, or who may be deemed unsuitable to be associated with the Company; business practices and procedures; compliance with any special conditions imposed upon the Company’s license(s); reports submitted to gaming authorities; and compliance with the laws, regulations and orders of governmental agencies having jurisdiction over the Company’s gaming or business activities. The Company’s Senior Vice President and Global Chief Compliance Officer is the Chair of the Operational Compliance Committee and provides quarterly updates to the Compliance Committee. The Operational Compliance Committee also has an independent member who is not otherwise employed by the Company and who possesses a background in and extensive experience with gaming control in Nevada. The remaining members of the Operational Compliance Committee are employees of the Company.

CORPORATE GOVERNANCE
Commitment to Corporate Governance. Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable rules and regulations of the SEC and the NYSE. The key components of this framework are set forth in our amended and restated articles of incorporation and by-laws, along with the following additional documents:

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating and Governance Committee Charter;

•	our Compliance Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics;

•	our Anti-Corruption Policy; and

•	our Reporting and Non-Retaliation Policy.
Copies of each of these documents are available on our website at https://investor.sands.com by clicking on “Documents & Charters” within the “Governance” section. Copies also are available without charge by sending a written request to the following address: Investor Relations, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
Corporate Governance Guidelines. We have adopted Corporate Governance Guidelines for our Company that set forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as composition, membership criteria, orientation and continuing education, retirement, committees, compensation, meeting procedures, annual evaluation and management succession planning.
Code of Business Conduct and Ethics. We have a Code of Business Conduct and Ethics, updated effective January 1, 2019, that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and agents. The Code of Business Conduct and Ethics establishes policies and procedures the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Business Conduct and Ethics is provided to all new directors, officers and employees.
Anti-Corruption Policy. We have adopted an Anti-Corruption Policy to ensure the hospitality and business development practices of all of our operations anywhere in the world are fully consistent with applicable record keeping and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the Sarbanes-Oxley Act of 2002. The Anti-Corruption Policy is provided to all new directors, officers and employees.
Reporting and Non-Retaliation Policy. We have adopted a Reporting and Non-Retaliation Policy to facilitate and encourage the reporting of any misconduct at the Company, including violations or potential violations of our Code of Business Conduct and Ethics, and to ensure those reporting such misconduct will not be subject to harassment, intimidation or other retaliatory action. The Reporting and Non-Retaliation Policy is provided to all new directors, officers and employees.
Related Party Transactions. We have established policies and procedures for the review, approval and/or ratification of related party transactions. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings. Under guidelines established by our Audit Committee, proposed transactions and matters requiring approval under our policies with aggregate values of less than $120,000 per year are presented to the Audit Committee quarterly for review. Larger transactions are presented to the Audit Committee for review, discussion and approval in advance of the transaction. The Audit Committee may, in its discretion, request additional information from the director or executive officer involved in a proposed transaction or from management prior to granting approval for a related party transaction.
Nomination of Directors. The Nominating and Governance Committee proposed to the Board the candidates nominated for election at this annual meeting. The Nominating and Governance Committee, in making its selection of director candidates, considered the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.
The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity of the candidate in personal and professional dealings;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of the existing Board, so that a body of directors from diverse professional and personal backgrounds is maintained;

•	whether the skills and experience of the candidate will complement the skills and experience of the existing members of the Board;

•
the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance as a director for the Company, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in the Company’s Corporate Governance Guidelines and by-laws;

•
the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in the Company’s jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to the Company’s Code of Business Conduct and Ethics, including the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as the Board deems appropriate.
The Nominating and Governance Committee has the discretion to weigh these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.
The Nominating and Governance Committee will consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The Nominating and Governance Committee does not have a policy for considering director candidates recommended by security holders and believes not having such a policy is appropriate in light of the significant ownership of the Company’s Common Stock by Mr. Adelson, his wife and trusts and other entities for the benefit of the Adelsons and their family members.
Board Leadership Structure. Mr. Adelson serves as the Chairman of the Board and Chief Executive Officer of our Company. Mr. Adelson is the founder of our Company and has served as its Chairman and Chief Executive Officer since the Company was founded. The Board believes Mr. Adelson is best suited to serve as both its Chairman and Chief Executive Officer because he is the most familiar with the Company’s businesses and industry and best able to establish strategic priorities for the Company. In addition, Mr. Adelson, his wife and trusts and other entities for the benefit of the Adelsons and their family members together beneficially owned approximately 56.0% of our outstanding Common Stock as of the record date. Accordingly, Mr. Adelson exercises significant influence over our business policies and affairs, including the composition of our Board of Directors. As a result, the Board believes Mr. Adelson’s continuing service as both Chairman and Chief Executive Officer is beneficial to the Company and provides an effective leadership structure. The Company does not have a lead director.
The Board’s Role in Risk Oversight. The Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies. The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies. The Audit Committee meets regularly with those members of management responsible for the Company’s information security program and its related priorities and controls, and receives updates on data security that include cybersecurity resilience and emerging trends, as well as progress toward key Company initiatives in this area. The Compensation Committee oversees the Company’s compensation policies, generally, to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Compliance Committee assists the Board in overseeing the Company’s compliance program, including compliance with the laws and regulations applicable to the Company’s business and compliance with the Company’s Code of Business Conduct and Ethics and other policies. The Audit Committee, the Compensation Committee and the Compliance Committee receive reports from, and discuss these matters with, management and regularly report on these matters to the Board.
2018 Executive Compensation Risk Assessment. The Compensation Committee has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies, generally, and does not believe the Company’s compensation policies and practices provide incentives for employees to take inappropriate business risks or risks reasonably likely to have a material adverse effect on the Company. As described under “Compensation Discussion and Analysis” below regarding bonuses for our named executive officers, Mr. Adelson is eligible to receive a bonus under his employment agreement, subject to the Company’s achievement of predetermined performance goals. Under their employment agreements, the other named executive officers are eligible for bonuses, up to a target percentage of their respective base salaries. In making its determinations regarding 2018 bonuses for Messrs. Goldstein and Dumont, the Compensation Committee’s decision was based on the Company’s achievement of predetermined performance targets. In making its determinations regarding the 2018 bonus for Mr. Jacobs, the annual bonus was determined by the performance criteria established by the Chief Executive Officer. The Compensation Committee believes the Company’s compensation policies do not incentivize our executive officers or other employees to take inappropriate business risks or risks reasonably likely to have a material adverse effect on the Company because the discretionary nature of the bonuses and the weighing of financial and individual performance factors means there may not be any direct correlation between any particular action by an employee and the employee’s receipt of a bonus.
Presiding Non-Management Director. In accordance with applicable rules of the NYSE and the Company’s Corporate Governance Guidelines, the Board has adopted a policy to meet at each regularly scheduled Board meeting in executive session without management directors or any members of the Company’s management being present. In addition, the Board’s independent directors meet at least once each year in executive session. At each executive session, a presiding director chosen by a majority of the directors present will preside over the session.

Stockholder Communications with the Board. Stockholders and interested parties who wish to contact our Board, the Chairman of the Board, the presiding non-management director of executive sessions or any individual director are invited to do so by writing to:
Board of Directors of Las Vegas Sands Corp.
c/o Corporate Secretary
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to the Audit Committee using the procedures described below. All other stockholder and other communications addressed to our Board will be referred to our presiding non-management director of executive sessions and tracked by the Corporate Secretary. Stockholder and other communications addressed to a particular director will be referred to that director.
Stockholder Communications with the Audit Committee. Complaints and concerns relating to our accounting, internal control over financial reporting or auditing matters should be communicated to the Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through the Office of the General Counsel by writing to:
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Office of the General Counsel
All communications will be reviewed under Audit Committee direction and oversight by the Office of the General Counsel, the Audit Services Group, which performs the Company’s internal audit function, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Office of the General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

EXECUTIVE OFFICERS
This section contains certain information about our current executive officers, including their names and ages (as of the mailing of these proxy materials), positions held and periods during which they have held such positions. There are no arrangements or understandings between our officers and any other person pursuant to which they were selected as officers.

Name	Age	Title
Sheldon G. Adelson	85	Chairman of the Board, Chief Executive Officer and Treasurer
Robert G. Goldstein	63	President and Chief Operating Officer
Patrick Dumont	44	Executive Vice President and Chief Financial Officer
Lawrence A. Jacobs	63	Executive Vice President and Global General Counsel and Secretary
For background information on Messrs. Adelson, Goldstein and Dumont, please see “Board of Directors.”
Lawrence A. Jacobs has been our Company’s Executive Vice President and Global General Counsel since September 2016 and our Company’s Secretary since November 2016. Prior to joining our Company, Mr. Jacobs served as executive vice president and general counsel for Time, Inc. from November 2013 to September 2016, as well as senior executive vice president and group general counsel for News Corporation from January 2005 to June 2011. Additionally, he served as general counsel of Empire State Development, New York State’s chief economic development agency from April 2013 to November 2013 and as a consultant at East Wind Advisors from June 2011 to April 2013. Mr. Jacobs began his legal career at Squadron Ellenoff (subsequently merged into Hogan Lovells). Mr. Jacobs is a Trustee of the Muhlenberg College and Literacy Partners and is a member of the Council on Foreign Relations.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and the beneficial owners of more than 10% of our Common Stock to file reports of ownership of our Common Stock with the SEC. Directors, executive officers and beneficial owners of more than 10% of our Common Stock are required to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of these filings and representations from the Company’s directors, executive officers and 10% beneficial owners, no other reports were required, and all reports for the year 2018 were filed on a timely basis.

The following discussion and analysis contains statements regarding Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
COMPENSATION DISCUSSION AND ANALYSIS
This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow under “Executive Compensation and Other Information.” This Compensation Discussion and Analysis section discusses our compensation philosophy and objectives and the compensation policies and programs for the following individuals who are referred to as our “named executive officers” for 2018:

•	Sheldon G. Adelson, our Chairman, Chief Executive Officer and Treasurer;

•	Robert G. Goldstein, our President and Chief Operating Officer;

•	Patrick Dumont, our Executive Vice President and Chief Financial Officer; and

•	Lawrence A. Jacobs, our Executive Vice President, Global General Counsel and Secretary.
2018 Financial and Business Performance
Highlights of the Company’s 2018 financial performance and business achievements include:

•	consolidated net revenue of $13.73 billion;

•	consolidated net income of $2.95 billion; and

•	consolidated adjusted property EBITDA of $5.28 billion.
Consolidated adjusted property EBITDA is a non-GAAP financial measure. See “Item 8 — Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Note 19 — Segment Information” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for the definition of consolidated adjusted property EBITDA and a reconciliation of consolidated adjusted property EBITDA to net income.
The Objectives of Our Executive Compensation Program
Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has developed an executive compensation program designed to:

•	attract and retain key executive talent by providing the executive officers with competitive compensation;

•	reward the executive officers based upon the achievement of Company financial and strategic objectives and individual performance goals;

•	align the interests of the executive officers with those of our stockholders; and

•	promote good corporate citizenship in our executive officers.
Advisory Vote on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2018 annual meeting, our stockholders provided an advisory (non-binding) vote on the fiscal 2017 compensation of our named executive officers, which we refer to as the “say-on-pay” vote. The compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement) was approved, with more than 63% of the votes cast voting “for” approval of the “say-on-pay” proposal. The Compensation Committee noted the results of the 2018 “say-on-pay” vote and determined no changes to the Company’s compensation programs were necessary.
The Process of Setting Executive Compensation
We have entered into employment agreements with Messrs. Adelson, Goldstein, Dumont and Jacobs. The employment agreements provide the overall framework for the compensation for these named executive officers, including base salary, target bonus amounts and equity-based awards. The Compensation Committee approved the compensation packages for Messrs. Adelson, Goldstein, Dumont and Jacobs at the time we entered into their respective employment agreements and any amendments thereto and approved all bonuses and equity awards granted during the terms of these agreements and the period in which each of these individuals has served as an executive officer.
The Committee’s Compensation Consultant
The Compensation Committee retained AETHOS Consulting Group (“AETHOS”) as its independent compensation consultant for 2018. AETHOS provides its advice on an as-needed basis upon the request of the Compensation Committee.
The Compensation Committee determined AETHOS to be independent under applicable SEC and NYSE rules, based on the Committee’s review of the services provided to the Company as described above and information provided by AETHOS, and concluded no conflict of interest exists that would prevent AETHOS from independently advising the Compensation Committee.
Elements of Executive Officer Compensation and Why We Chose to Pay Each Element
In 2018, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual cash bonus;

•	equity awards; and

•	personal benefits.
Employment Agreements
Messrs. Adelson, Goldstein, Dumont and Jacobs are employed pursuant to multi-year employment agreements that reflect the individual negotiations with each of them. We use multi-year employment agreements to foster retention and succession planning, to be competitive and to protect the business with restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions. The employment agreements provide for severance pay in the event of the involuntary termination of the executive’s employment without cause (or, where applicable, termination for good reason), which allows these executives to remain focused on the Company’s interests and, where applicable, serves as consideration for the restrictive covenants in their employment agreements.
Mr. Adelson. In 2004, in connection with our initial public offering, we entered into a long-term employment agreement with Mr. Adelson with an initial term of five years, subject to automatic extensions for successive one-year periods. On September 5, 2017, we entered into an amended and restated employment agreement with Mr. Adelson. The amended employment agreement became effective as of January 1, 2017, with an initial term that expires on December 31, 2021, and is subject to automatic extensions for successive one-year periods unless Mr. Adelson gives notice of his intention not to renew the agreement, no later than 60 days prior to the expiration of the initial term or any renewal term. The Compensation Committee believed amending his employment agreement was in the best interests of the Company and its stockholders and, based on discussions with AETHOS, the terms of Mr. Adelson’s amended employment agreement were fair to the Company.
Mr. Goldstein. On December 9, 2014, we entered into an agreement with Mr. Goldstein, effective January 1, 2015, that was to terminate on December 31, 2019, and modified his then existing employment agreement in connection with his promotion to the position of President and Chief Operating Officer of the Company. On November 20, 2018, we entered into an amended employment agreement with Mr. Goldstein that extended the term of his employment until December 31, 2024. The Compensation Committee considered factors including Mr. Goldstein’s performance as the Company’s President and Chief Operating Officer, his tenure at the Company, his business experience and knowledge of the gaming industry and the Chief Executive Officer’s recommendations when approving Mr. Goldstein’s amended employment agreement.
Mr. Dumont. Effective January 1, 2016, we entered into an agreement with Mr. Dumont that terminates on December 31, 2020. The Compensation Committee considered factors including Mr. Dumont’s finance background and experience with the Company when approving his employment agreement.

Mr. Jacobs. Effective September 6, 2016, we entered into an employment agreement with Mr. Jacobs that terminates on September 6, 2020. The Compensation Committee considered factors including Mr. Jacobs’s extensive legal background and experience when approving his employment agreement. On October 9, 2018, we entered into an amended employment agreement with Mr. Jacobs to allow Mr. Jacobs to terminate his employment at any time upon providing two weeks’ notice.
The major elements of our executive officer compensation and details regarding how each component was determined are described below.
Base Salary
Base salary levels for the named executive officers are set forth in their respective employment agreements. The base salary amounts were determined at the time we entered into the various employment agreements based on each individual’s professional experience and scope of responsibilities within our organization, compensation levels for others holding similar positions in other organizations and compensation levels for senior executives at the Company.
The employment agreements for Messrs. Adelson, Goldstein, Dumont and Jacobs provide for annual base salaries, which may be subject to periodic performance increases. Their base salaries as of December 31, 2018, were:

•	Mr. Adelson, $5,000,000;

•	Mr. Goldstein, $3,400,000;

•	Mr. Dumont, $1,200,000; and

•	Mr. Jacobs, $890,000.
Base salaries for Messrs. Adelson, Goldstein, Dumont and Jacobs were unchanged from December 31, 2017. Mr. Goldstein’s base salary for the period of January 1, 2020 through December 31, 2024, will increase to $4,500,000 pursuant to his amended employment agreement dated November 20, 2018.
Short-term Incentives
For 2018, our named executive officers were eligible for short-term performance-based cash incentives under their employment agreements, subject to the Company’s Executive Cash Incentive Plan. The Executive Cash Incentive Plan establishes a program of short-term incentive compensation awards for executive officers and other key executives that is directly related to our performance results.
Predetermined performance targets are used to establish the annual cash incentives for certain of our executive officers and are comprised of the Company’s adjusted property EBITDA, as adjusted for certain discretionary items deemed appropriate by the Compensation Committee. For Messrs. Adelson, Goldstein and Dumont, the Compensation Committee determined the 2018 EBITDA-based performance target to be based on the Company’s consolidated adjusted property EBITDA for the year ended December 31, 2018, adjusted to add back corporate expense and exclude the Management Incentive Program (described below) bonus accrual. Mr. Jacobs is eligible to receive a discretionary annual bonus based on criteria established by the Chief Executive Officer.
The Compensation Committee may subsequently approve additional discretionary items to be taken into account when determining the actual performance achieved during the period for purposes of determining the financial achievement percentage of the predetermined EBITDA-based performance targets. When determining the 2018 actual EBITDA-based performance for Messrs. Adelson, Goldstein and Dumont, the Compensation Committee approved adjustments for the impact of certain variances in table games’ win percentages (hold normalization), foreign exchange rate fluctuations between the U.S. dollar and Singapore dollar, and the increase in the Pennsylvania gaming tax rate.
In determining the 2018 EBITDA-based performance targets, the Compensation Committee’s goal was to set an aggressive objective based on its review of the annual budget information provided by management and the Board’s discussions with our executive officers and management about the assumptions underlying the 2018 budget, and the Company’s operating and development plans for 2018. The Compensation Committee believes the achievement of the 2018 performance target required Messrs. Adelson, Goldstein and Dumont to perform at a high level to earn the target bonus payment.

The Compensation Committee established a 2018 predetermined EBITDA-based performance target for Messrs. Adelson, Goldstein and Dumont of $4.72 billion. In 2018, the Company achieved 107.8% of the predetermined EBITDA-based performance target relating to their annual cash bonus.
Mr. Adelson
Under his amended employment agreement, Mr. Adelson is eligible to receive an annual cash incentive bonus contingent on the Company’s achievement of annual performance targets that are EBITDA-based. Mr. Adelson’s annual cash bonus may range from $0 (if the Company achieves less than 85% of the predetermined EBITDA-based performance target) to a maximum 250% of his annual base salary (if the Company achieves 100% or greater of the predetermined EBITDA-based performance target) (the “Maximum Bonus”). If the Company achieves 85% of the EBITDA target, Mr. Adelson’s annual cash bonus will be 20% of the Maximum Bonus and the amount of the annual cash bonus shall be determined using straight line interpolation of achievement between 85% and 100% of the EBITDA-based performance target. Mr. Adelson received an annual cash bonus of $12,500,000, or the Maximum Bonus, for his 2018 performance.
Messrs. Goldstein, Dumont and Jacobs
Under their employment agreements. Messrs. Goldstein and Dumont are eligible to receive discretionary bonuses under the Company’s Management Incentive Program, subject to the Executive Cash Incentive Plan. Under his employment agreement, Mr. Jacobs is eligible to receive a discretionary bonus based on annual performance criteria to be established by the Chief Executive Officer. The Management Incentive Program, which has been implemented by the Compensation Committee pursuant to the Company’s Executive Cash Incentive Plan, is the Company’s bonus program whose participants also include many of the Company’s employees.
Under the Company’s 2018 Management Incentive Program, the Company must achieve at least 90% of the predetermined EBITDA-based performance target in order for Messrs. Goldstein and Dumont to be eligible to receive annual bonuses. Their bonus payment amounts can be up to 100% of their respective target awards.
Mr. Goldstein. Under his employment agreement, Mr. Goldstein has a target bonus opportunity of 100% of his base salary, or $3,400,000, subject to his achievement of performance criteria established by the Compensation Committee. The actual amount of Mr. Goldstein’s bonus was determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Program, after consultation with the Company’s Chief Executive Officer. In February 2019, Mr. Goldstein was paid a bonus of $3,400,000 in respect of his 2018 performance, representing 100.0% of his target bonus opportunity.
Mr. Dumont. Under his employment agreement, Mr. Dumont has a target bonus opportunity of 100% of his base salary, or $1,200,000, subject to his achievement of performance criteria established by the Compensation Committee. The actual amount of Mr. Dumont’s bonus was determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Program, after consultation with the Company’s Chief Executive Officer. In February 2019, Mr. Dumont was paid a bonus of $1,200,000 in respect of his 2018 performance, representing 100.0% of his target bonus opportunity.
Mr. Jacobs. Under his employment agreement, Mr. Jacobs is eligible to receive a discretionary annual bonus with a target bonus opportunity of 100% of his base salary, or $890,000, subject to his achievement of performance criteria established by the Chief Executive Officer and approved by the Compensation Committee. In December 2018, Mr. Jacobs was paid a bonus of $890,000 in respect of his 2018 performance, representing 100.0% of his target bonus opportunity.
Long-term Incentives (Equity Awards)
Messrs. Adelson, Goldstein, Dumont and Jacobs are eligible for long-term equity incentives under the Company’s 2004 Equity Award Plan, which is administered by the Compensation Committee and was created to give us a competitive edge in attracting, retaining and motivating employees and to enable us to provide incentives directly related to increases in our stockholder value. Mr. Adelson is entitled to an annual stock option grant to purchase shares of the Company’s Common Stock in accordance with the 2004 Equity Award Plan under his amended employment agreement. The employment agreements for Messrs. Goldstein, Dumont and Jacobs provided for sign-on equity incentive awards, but did not provide for subsequent or annual grants of equity incentive awards. The Compensation Committee, however, is authorized to award such grants in its sole discretion.

Mr. Adelson. Under his amended employment agreement, Mr. Adelson is entitled to receive an annual equity incentive award with a total grant value of $1,000,000. The equity incentive award value is granted in the form of stock options, the number of which is determined based on the grant date Black-Scholes value of the award. The stock option grant vests in three equal annual installments and will expire ten years from the date of grant. On February 2, 2018, Mr. Adelson received the 2018 grant of options to purchase 81,234 shares of our Common Stock, based on the Black-Scholes value of the stock option award on the grant date.
Mr. Goldstein. Under his amended employment agreement, Mr. Goldstein was granted a one-time award of options to purchase 2,500,000 shares of our common stock, which vests in five equal installments of 500,000 shares on each anniversary of his additional employment term, with the first installment vesting on January 1, 2021 and the final installment vesting on December 31, 2024.
Messrs. Dumont and Jacobs. Messrs. Dumont and Jacobs did not receive any grants in 2018.
For more information about equity incentive awards, see “— Executive Compensation Related Policies and Practices — Grant Practices for Stock Options, Restricted Stock and Restricted Stock Units” and “Executive Compensation and Other Information — Employment Agreements.” Grants made during 2018 are included in the 2018 Grants of Plan-Based Awards Table.
Personal Benefits
Mr. Adelson is entitled to be reimbursed up to $200,000 annually for personal legal and financial planning fees and expenses under his amended employment agreement. Mr. Adelson also is entitled during the term of his employment to the full-time and exclusive use of an automobile and a driver of his choice and to the use of a Boeing Business Jet for his travel in connection with Company business. Pursuant to his amended employment agreement and the advice of an independent security consultant, Mr. Adelson also is entitled to security services for himself, his wife and his children, until the age of 22. The Company has received reports from its independent security consultant on the need to provide security coverage to Mr. Adelson and his family, most recently in March 2018. Additionally, in October 2018, the Compensation Committee approved for the Company to provide medical support services to Mr. Adelson, the cost of which is considered taxable income to Mr. Adelson.
Under Mr. Goldstein’s employment agreement, the Company will make a jet aircraft available for business and personal use and Mr. Goldstein may bring immediate family members with him on these trips. He also is entitled to, at his election, first class travel on commercial airlines for all business trips and first class hotel accommodations. The Company also provides Mr. Goldstein with a country club membership. Mr. Goldstein reimburses the Company in full for any personal use of this membership. Pursuant to the approval of the Compensation Committee in July 2018 and the advice of an independent security consultant, Mr. Goldstein is also entitled to security services at the Company’s expense.
The Company also permits the personal use by Messrs. Adelson, Goldstein and Dumont of Company personnel, facilities and services on a limited basis and subject to the receipt of the appropriate approvals. The Company requires that these executives reimburse it in full for these services.
Messrs. Adelson, Goldstein and Dumont participate in a group supplemental medical insurance program available only to certain of our senior officers. We provide certain of our executive officers with home computers, meals, lodging, limousines and other goods and services from our properties. Our executive officers are entitled to receive other employee benefits generally made available to our employees.
The Compensation Committee believes providing these benefits to our executives is appropriate as it facilitates our executives’ performance of their duties.
For more information, see footnote (4) to the 2018 Summary Compensation Table under “Executive Compensation and Other Information.”
Change in Control and Termination Payments
The employment agreements with Messrs. Adelson, Goldstein, Dumont and Jacobs provide for payments and the continuation of benefits upon certain terminations of employment, including following a change in control of the Company. These provisions were based on individual negotiations with these executive officers. Mr. Goldstein’s and Mr. Dumont’s employment agreements provide the executive may voluntarily terminate his employment agreement upon 30 days’ and 90 days’ written notice, respectively, following a change in control, provided that his termination of employment may not be effective until twelve months following the change in control. In addition, the employment agreements with Messrs. Adelson, Goldstein, Dumont and Jacobs include restrictive covenants relating to future employment. The Compensation Committee believed the post-termination payments were necessary in order to enable us to provide a competitive compensation package so we could retain these executive officers.
Under their employment agreements, if any payments to our executive officers are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), the payments that are considered to be “parachute payments” will be limited to the greatest amount that can be paid without causing any excise tax to be applied to the executive or loss of deduction to the Company, but only if, by reason of such reduction, the net after-tax benefit to them (as defined in their employment agreement) exceeds the net after-tax benefit if the reduction were not made.
The Company’s 2004 Equity Award Plan was established in 2004. The purpose of the plan is to provide a means through which the Company may attract able persons to enter and remain in the employ of the Company. The change in control provisions of the plan were designed in furtherance of this goal.
Further information about benefits upon certain terminations of employment (including following a change in control) are described below under “Executive Compensation and Other Information — Potential Payments Upon Termination or Change in Control.”
Tax and Accounting Considerations Relating to Executive Compensation
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code generally disallows deductions for compensation paid to certain members of senior management in excess of $1 million per year. Historically, this deduction limitation did not apply to “performance-based” compensation as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it was contingent on the attainment of pre-established objective performance goals approved by the stockholders within the past five years. The annual bonus awards under our Executive Cash Incentive Plan and the equity awards under our 2004 Equity Award Plan were designed to maximize tax deductibility by satisfying the performance-based compensation exception to Section 162(m).
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”). The Act made significant changes to the executive compensation deduction rules in Section 162(m). These changes are generally effective for compensation paid in taxable years beginning after December 31, 2017, unless transition relief is available (as described below). The Act eliminated the historic exception for qualified “performance-based” compensation in determining the deductibility limitation. In addition, the Act provided the Section 162(m) deduction limitation will apply to annual compensation paid to an individual who served as the chief executive officer or chief financial officer at any time during the taxable year or one of the three highest compensated officers (other than the chief executive officer or chief financial officer) for the taxable year (collectively, the “covered employees”). Once an individual is a covered employee for a taxable year beginning after December 31, 2016, the individual is considered a covered employee for all future years, including after termination of employment and even after death. These changes effectively eliminated the opportunity to design executive compensation programs for our named executive officers on a go-forward basis that are fully tax-deductible. Therefore, the tax-deductibility of compensation had less of an impact on the design of our executive compensation programs in 2018, and we expect that tax-deductibility will continue to have less of an impact on our program design in the future.
The Act includes a transition relief rule pursuant to which the changes to Section 162(m) under the Act, including the elimination of the exception for qualified “performance-based” compensation, will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, we expect to take advantage of this transition relief rule whenever possible. To preserve our flexibility to attract and retain key executive talent and provide executive compensation in a manner that aligns the interests of our named executive officers with those of our stockholders, however, we do not expect to limit our actions with respect to executive compensation solely to preserve tax-deductibility under the Section 162(m) transition relief rule.

Executive Compensation Related Policies and Practices
Policies Regarding Stock Ownership and Hedging the Economic Risk of Stock Ownership
The Company believes the number of shares of the Company’s Common Stock owned by each executive officer is a personal decision and encourages stock ownership, including through the compensation policies applicable to its executive officers. Accordingly, the Company has not adopted a policy requiring its executive officers to hold a minimum amount of the Company’s Common Stock during their employment at the Company.
Under our securities trading policy, our officers, directors and employees are not permitted to purchase our Common Stock on margin, sell our Common Stock short, buy or sell puts, calls or other derivative instruments relating to our Common Stock or enter into hedging or monetization transactions involving our Common Stock.
Forfeiture of Improperly Received Compensation Policy
The Board of Directors has adopted a forfeiture of improperly received compensation policy (the “Policy”), which applies to all employees of the Company and its affiliates eligible to receive a bonus, incentive or equity award based in whole or in part on financial performance measures. The Policy applies whenever (1) there is a restatement (as such term is defined in the Policy) and it results in a revision to one or more performance measures used to determine an annual bonus or other incentive or equity-based compensation paid or awarded to an employee in respect of the period(s) to which the restatement relates (the “relevant period”), (2) the relevant period commenced not more than three years prior to the time at which the need for the restatement is identified, (3) such revision results in a reduction in the amount or value of such bonus or other incentive or equity-based compensation and (4) such restatement is, in whole or in part, caused by the employee’s misconduct (“Misconduct,” as such term is defined in the Policy). The Board, or a designated Committee, may in its discretion require repayment and forfeiture of all or a portion of any bonus or incentive or equity-based compensation awarded to or received or earned by such employee in respect of the relevant period, generally to the extent such bonus or incentive or equity-based compensation exceeds the amount that would have been awarded, received or earned based on the revised performance measures. Whether an employee has engaged in Misconduct and the amount or value to be repaid and forfeited shall be determined in the sole discretion of the Board or a designated Committee.
Grant Practices for Stock Options, Restricted Stock and Restricted Stock Units
As discussed above, on February 2, 2018, the Company granted Mr. Adelson stock options for the 2018 calendar year, pursuant to his amended employment agreement. Mr. Goldstein was also granted a one-time award of stock options in connection with the execution of his amended employment agreement.
Grants of stock options, restricted stock and restricted stock units under our 2004 Equity Award Plan are approved by the Compensation Committee. Each member of the Compensation Committee is an independent director and an outside director within the meaning of Section 162(m). The exercise price of all stock options to purchase shares of our Common Stock is equal to the fair market value of our Common Stock on the grant date.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report on Form 10-K and this Proxy Statement.
Steven L. Gerard, Chair
Micheline Chau
Charles A. Koppelman
The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
The following table provides information regarding compensation for our named executive officers serving as such at December 31, 2018:
2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Sheldon G. Adelson	2018	$5,000,000	$—	$—	$1,000,000	$12,500,000	$5,512,913	$24,012,913
Chairman of the Board, Chief Executive Officer and Treasurer	2017	$5,000,000	$—	$1,380,870	$2,825,000	$12,500,000	$4,380,629	$26,086,499
	2016	$1,000,000	$—	$1,816,042	$1,825,000	$4,335,341	$3,731,066	$12,707,449
Robert G. Goldstein	2018	$3,400,000	$—	$—	$15,875,000	$3,400,000	$1,993,472	$24,668,472
President and Chief Operating Officer	2017	$3,400,000	$—	$—	$—	$3,400,000	$1,343,765	$8,143,765
	2016	$3,400,000	$—	$—	$—	$3,233,400	$1,570,843	$8,204,243
Patrick Dumont	2018	$1,200,000	$—	$—	$—	$1,200,000	$12,952	$2,412,952
Executive Vice President and Chief Financial Officer	2017	$1,200,000	$—	$—	$—	$1,200,000	$103,792	$2,503,792
	2016	$1,200,000	$—	$—	$6,552,000	$1,141,200	$27,017	$8,920,217
Lawrence A. Jacobs(5)	2018	$890,000	$890,000	$—	$—	$—	$14,952	$1,794,952
Executive Vice President, Global General Counsel and Secretary	2017	$890,000	$890,000	$—	$—	$—	$14,804	$1,794,804
	2016	$284,800	$270,845	$—	$1,730,000	$—	$9,839	$2,295,484
____________________

(1)
The amounts in this column represent the grant date fair value of the restricted shares issued, as determined pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(2)
The amounts in this column represent the grant date fair value of the options issued, as determined pursuant to ASC Topic 718. The number of shares underlying the options is based on the Black-Scholes option valuation model. Assumptions used in the Black-Scholes calculation are disclosed in Note 16 to the consolidated financial statements for the years ended December 31, 2016, 2017 and 2018, included in the Company’s 2018 Annual Report on Form 10-K.

(3)
Consists of short-term performance-based cash incentives under the Company’s Executive Cash Incentive Plan as further described in “Compensation Discussion and Analysis — Elements of Executive Officer Compensation and Why We Chose to Pay Each Element — Short-term Incentives.”

(4)	Amounts included in “All Other Compensation” for 2018 are detailed in the table below.

(5)	Mr. Jacobs joined the Company in September 2016.
All Other Compensation

Named Executive Officer	401(k) Plan ($)(i)	Life and Disability Insurance ($)(ii)	Health Care Insurance ($)(iii)	Other ($)(iv)(v)	Total ($)
Sheldon G. Adelson	$—	$11,459	$20,933	$5,480,521	$5,512,913
Robert G. Goldstein	$7,265	$13,001	$52,540	$1,920,666	$1,993,472
Patrick Dumont	$—	$2,659	$10,293	$—	$12,952
Lawrence A. Jacobs	$7,265	$7,687	$—	$—	$14,952
____________________

(i)
The amounts listed for Messrs. Goldstein and Jacobs are the matching contribution made under the Las Vegas Sands Corp. 401(k) Retirement Plan, which is a tax-qualified defined contribution plan that is generally available to our eligible employees.

(ii)
The amounts are imputed as income in connection with our payments in 2018 of premiums on group term life insurance and short-term disability insurance. A lower amount of group term life insurance is generally available to all salaried employees. Short-term disability insurance is also generally available to all salaried employees.

(iii)
During 2018, Messrs. Adelson, Goldstein and Dumont participated in a group supplemental medical expense reimbursement plan available only to certain of our senior officers. The supplemental insurance coverage is in excess of the coverage provided by our group medical plan. The amounts in the table represent administration fees and reimbursements of qualified medical expenses related to 2018 under this plan.

(iv)
The amount in the table for Mr. Adelson consists of (a) the Company’s cost of $5,017,447 to provide security to Mr. Adelson and his immediate family, (b) the annual reimbursement of professional fees of $200,000, (c) $172,202 for accrued dividends received upon the vesting of his restricted stock during 2018, (d) the costs of an automobile provided to Mr. Adelson of $71,006 and (e) the Company’s cost of providing medical support services to Mr. Adelson. The amount in the table for Mr. Goldstein consists of (a) $1,596,010 related to Mr. Goldstein’s personal use of aircraft based on the aggregate incremental cost to the Company, which is calculated based on the allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) and includes costs such as fuel, catering, crew expenses, navigation fees, ground handling, unscheduled maintenance, ground transportation and air phones, but excludes fixed costs such as depreciation and overhead costs, (b) $198,103 for the Company’s cost to provide security to Mr. Goldstein, (c) $98,777 for the reimbursement of taxes relating to this personal aircraft usage and (d) country club dues and other fringe benefits.

(v)
On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on business-related flights on aircraft we own or lease or provide pursuant to time sharing agreements. The Company also permits certain of its executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires these executives reimburse in full for these services. There is no incremental cost to the Company for any of these benefits.

2018 Grants of Plan-Based Awards
The following table presents information on potential payment opportunities in respect of 2018 performance for Messrs. Adelson, Goldstein, Dumont and Jacobs and equity awards granted to them during 2018 under our 2004 Equity Award Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sheldon G. Adelson	2/2/18					81,234	$75.18	$1,000,000
Annual bonus		$—	$12,500,000	$12,500,000
Robert G. Goldstein	11/20/18					2,500,000	$50.33	$15,875,000
Annual bonus		$—	$3,400,000	$3,400,000
Patrick Dumont
Annual bonus		$—	$1,200,000	$1,200,000
Lawrence A. Jacobs(3)
Annual bonus		$—	$—	$—
____________________

(1)
The amounts shown in these columns represent a range of potential incentive payment opportunities for 2018 based on certain specified EBITDA assumptions under Mr. Adelson’s employment agreement and our Executive Cash Incentive Plan. In accordance with his employment agreement, Mr. Adelson’s annual cash bonus may range from $0 (if the Company achieves less than 85% of the predetermined EBITDA-based performance target) to a maximum 250% of his annual base salary (if the Company achieves 100% or greater of the predetermined EBITDA-based performance target). For 2018, Messrs. Goldstein and Dumont were eligible to receive discretionary bonuses of 100% of their annual base salaries, provided the threshold performance targets, to the extent set by the Compensation Committee, were met. See the discussion below under “— Employment Agreements,” as well as above under “Compensation Discussion and Analysis — Elements of Executive Officer Compensation and Why We Chose to Pay Each Element — Short-term Incentives” for more information regarding bonus incentive awards.

(2)
Calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 regarding share-based payments. For a discussion of the relevant assumptions used in the calculation of these amounts, see Note 16 to the consolidated financial statements for the year ended December 31, 2018, included in the Company’s 2018 Annual Report on Form 10-K.

(3)
Mr. Jacobs does not participate in the Executive Cash Incentive Plan, but under his employment agreement, Mr. Jacobs is eligible to receive a discretionary annual bonus based on performance criteria established by the Chief Executive Officer, which is reported in the “Bonus” column of the 2018 Summary Compensation Table.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth information concerning our stock options and shares of restricted stock held by Messrs. Adelson, Goldstein, Dumont and Jacobs as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Sheldon G. Adelson	55,169	—		$75.26	1/27/2024	31,407	(2)	$1,634,734
	—	37,428	(3)	$55.41	2/3/2025
	—	155,982	(4)	$40.87	1/25/2026
	—	153,619	(5)	$55.47	1/22/2027
	38,536	77,070	(6)	$63.26	9/5/2027
	—	81,234	(7)	$75.18	2/1/2028
Robert G. Goldstein	1,250,000	1,000,000	(8)	$56.11	12/8/2024
	—	2,500,000	(9)	$50.33	11/19/2028
Patrick Dumont	75,000	425,000	(10)	$52.53	3/28/2026
Lawrence A. Jacobs	—	133,333	(11)	$54.73	9/5/2026
____________________

(1)
Market value is determined based on the closing price of our Common Stock of $52.05 on December 31, 2018, as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

(2)	The remaining unvested portion of restricted stock awards vests as follows: 23,109 shares vested on January 1, 2019 and 8,298 shares vest on January 1, 2020.

(3)	The remaining unvested portion of this stock option grant vested on January 1, 2019.

(4)	The remaining unvested portion of this stock option grant vests in two equal installments on January 1, 2019 and 2020.

(5)	The stock option grant vests as follows: 51,207 options vested on January 1, 2019 and 51,206 options vest on January 1, 2020 and 2021.

(6)	The remaining unvested portion of this stock option grant vests in two equal installments on September 6, 2019 and 2020.

(7)	The remaining unvested portion of this stock option grant vests in three equal installments on February 2, 2019, 2020 and 2021.

(8)	The remaining unvested portion of this stock option grant vests on December 31, 2019.

(9)	This stock option grant vests in five equal installments on January 1, 2021, 2022, 2023 and 2024 and December 31, 2024.

(10)	The remaining unvested portion of this stock option grant vests as follows: 75,000 options vest on December 31, 2019, and the remaining 350,000 options vest on December 31, 2020.

(11)
Under Mr. Jacob’s amended employment agreement, 66,667 of the remaining unvested options will be accelerated and vest on the date of his departure after March 31, 2019, subject to approval by the Compensation Committee, and the remaining 66,666 options vest on September 6, 2020.

Option Exercises and Stock Vested in 2018
The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards by our named executive officers during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Sheldon G. Adelson	166,626	$4,377,847	30,498	$2,119,306
Robert G. Goldstein	39,155	$202,040	—	$—
Patrick Dumont	75,000	$1,254,375	—	$—
Lawrence A. Jacobs	66,667	$414,595	—	$—
____________________

(1)
The value realized on exercise is the difference between the market price of our Common Stock as reported on the NYSE at the time of exercise and the closing price of our Common Stock at the time of grant, multiplied by the number of exercised stock options.

(2)
Market value on each vesting date is determined based on the closing price of our Common Stock as reported on the NYSE on the applicable vesting date (or the last trading date before the vesting date if the vesting date falls on a non-trading date) and equals the closing price multiplied by the number of vested shares.

Potential Payments Upon Termination or Change in Control
Employment Agreements
The employment agreements for Messrs. Adelson, Goldstein, Dumont and Jacobs in effect on December 31, 2018, provide for payments and the continuation of benefits upon certain terminations of employment, including a change in control of the Company. All payments under the executive employment agreements for Messrs. Adelson, Goldstein, Dumont and Jacobs in connection with a termination of employment are subject to the applicable named executive officer’s agreement to release the Company from all claims relating to his employment and the termination of his employment. These named executive officers also are subject to covenants restricting their ability to compete with the Company or to hire Company employees for a specified period following termination of employment. The following summaries are qualified in all respects by the terms of the applicable employment agreements and applicable law.
Mr. Adelson
In the event of a termination of Mr. Adelson’s employment for cause (as defined below) or his voluntary termination (other than a retirement or within the two-year period following a change in control), all of his salary and benefits will immediately cease (subject to any requirements of law).
In the event Mr. Adelson terminates his employment for good reason (as defined below) other than during the two-year period following a change in control (as defined in the Company’s 2004 Equity Award Plan and below), we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus through the date of termination;

•	his base salary and bonus, if applicable, he would have received had he remained employed through the remainder of the term of his employment agreement, or twelve months, whichever is longer;

•
a pro rata bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of bonus Mr. Adelson would have earned if he had remained employed for the full year;

•
full vesting of all unvested options and restricted stock outstanding on the date of termination of employment, with all option awards remaining exercisable during the full original term of the option; and

•
continued health and welfare benefits for the remainder of the term of the employment agreement (or, if longer, for twelve months following the date of termination, or, if earlier, until he receives health and welfare coverage from a subsequent employer).

In the event Mr. Adelson terminates his employment for good reason within the two-year period following a change in control or Mr. Adelson’s voluntary termination at any time during the one-year period following a change in control, we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus through the date of termination;

•	a lump sum payment of two times the sum of his salary and the Maximum Bonus for the year of termination;

•	a pro rata portion of the Maximum Bonus for the year of termination of employment;

•
full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment, with all option awards remaining exercisable during the full original term of the option; and

•	continued health and welfare benefits for two years following termination (or, if earlier, until Mr. Adelson receives health and welfare coverage from a subsequent employer).
If the change in control, however, does not satisfy the definition of a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Section 409A of the Code, then the payment of two times salary plus the Maximum Bonus will be paid ratably for the remainder of the term of the employment agreement and the pro rata portion of the Maximum Bonus for the year of termination will be paid at the same time bonuses would normally be paid to other executive officers of the Company.

In the case of a termination of Mr. Adelson’s employment due to his death or disability (as defined in his employment agreement and below), Mr. Adelson (or his estate) will be entitled to receive:

•	all accrued and unpaid base salary and bonus through the date of termination;

•
continued payments of base salary and annual bonus he would have received had he remained employed through the twelve months following the date of termination, less any applicable short-term disability insurance payments;

•
a pro rata bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of bonus Mr. Adelson would have earned if he had remained employed for the full year;

•
full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment, with all option awards remaining exercisable during the full original term of the option; and

•	continued health and welfare benefits, including for Mr. Adelson’s covered dependents, for twelve months following the date of termination.
In the event of a termination of Mr. Adelson’s employment due to his retirement (other than within the two-year period following a change in control), we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus through the date of termination;

•
a pro rata bonus for the year of termination of employment at the time the bonus would normally be paid based on the amount of bonus Mr. Adelson would have earned if he had remained employed for the full year;

•
continued vesting of all equity awards (including incentive awards granted under his employment agreement) in accordance with their terms so that all such awards continue to vest and any exercise periods continue, at the same rate as if Mr. Adelson had remained employed by the Company; and

•	continued health and welfare benefits for twelve months following termination.
Definitions. The terms “cause,” “disability,” “good reason” and “change in control” are defined in Mr. Adelson’s employment agreement as follows:
Mr. Adelson may be terminated by the Company for “cause” if:

•
the Board determines there has been a final and non-appealable revocation of his gaming license by the Nevada gaming authorities; provided, that in the event that the revocation occurs without there having been any fault on his part, the termination will be treated in the same manner as a termination due to disability instead of for “cause.”

The term “disability” is defined in Mr. Adelson’s employment agreement to mean that Mr. Adelson shall, in the opinion of an independent physician selected by agreement between the Board of Directors and Mr. Adelson, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for a continuous period of six consecutive full months.
Mr. Adelson may terminate his employment with the Company for “good reason” if:

•	the Company fails to maintain him as Chairman of the Board of Directors, except as otherwise required by applicable law or regulation, or the sole Chief Executive Officer;

•	there is a reduction in Mr. Adelson’s base salary, maximum annual bonus opportunity, benefits or perquisites;

•	there is any requirement that Mr. Adelson report directly to any person or entity other than the Board;

•	any relocation of the Company’s headquarters or Mr. Adelson’s primary office location, in either case to a location more than 30 miles from its location as of the effective date of the agreement;

•	there is a change in his duties and responsibilities that would cause his position to have less dignity, importance, authority or scope than intended at the effective date of the agreement; or

•	the Company materially breaches the employment agreement.

A “change in control” occurs upon:

•
the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a change in control: (i) any acquisition by the Company or any affiliate (as defined), (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, (iii) any acquisition by Mr. Adelson or any related party (as defined in his employment agreement) or any group of which Mr. Adelson or a related party is a member, (iv) certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that do not result in a change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the Board of Directors, or (v) in respect of an executive officer, any acquisition by the executive officer or any group of persons including the executive officer (or any entity controlled by the executive officer or any group of persons including the executive officer);

•
the incumbent members of the Board of Directors on the date that the agreement was approved by the incumbent directors or directors elected by stockholder vote (other than directors elected as the result of an actual or threatened election contest) cease for any reason to constitute at least a majority of the board;

•	the Company’s dissolution or liquidation;

•	the sale, transfer or other disposition of all or substantially all of the Company’s business or assets other than any sale, transfer or disposition to Mr. Adelson or one of his related parties; or

•
the consummation of certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction unless, immediately following any such business combination, there is no change of ultimate control of more than 50% of the total voting power of the resulting entity or change in a majority of the Board of Directors.

Mr. Goldstein
Mr. Goldstein’s amended employment agreement provides if his employment is terminated by the Company for cause (as defined in his employment agreement and below), then Mr. Goldstein would be entitled to receive:

•	base salary through the date of termination of employment; and

•	the “Goldstein Standard Benefits” consisting of:

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
In the event Mr. Goldstein’s employment is terminated by the Company without cause (and other than due to his death or disability), or Mr. Goldstein terminates his employment for good reason (as defined in his employment agreement and below), then, pursuant to his employment agreement, Mr. Goldstein would be entitled to receive, in addition to the Goldstein Standard Benefits:

•	continuation of his base salary for twelve months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement).
Under Mr. Goldstein’s employment agreement, he is permitted to terminate his employment with the Company upon 30 days’ written notice following a change in control (as defined in the Company’s 2004 Equity Award Plan, as well as in the description of Mr. Adelson’s employment agreement above); provided that his termination of employment may not be effective until twelve months following the change in control. Under those circumstances, he would be entitled to receive:

•	all accrued and unpaid base salary and previously earned bonus(es) through the date of termination;

•	a lump sum payment of two times his base salary;

•
accelerated vesting of the grant of 2,250,000 stock options granted to Mr. Goldstein on December 9, 2014, under his employment agreement and accelerated vesting of the grant of 2,500,000 stock options granted on November 20, 2018, under his amended employment agreement; and

•
continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination, provided that the Company’s obligation to provide these benefits shall cease under certain circumstances.

Under his employment agreement, if Mr. Goldstein’s employment with the Company is terminated due to his death or disability (as defined in his employment agreement and below), then Mr. Goldstein or his estate, as the case may be, would be entitled to receive, in addition to the Goldstein Standard Benefits:

•
continuation of his base salary for twelve months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement), less (1) any short-term disability insurance proceeds he receives during such period in the event termination of his employment is due to his disability and (2) any life insurance proceeds Mr. Goldstein’s estate receives from company-paid life insurance policies in the event of his death; and

•
accelerated vesting of the grant of 2,250,000 stock options granted to Mr. Goldstein on December 9, 2014 under his employment agreement in the event of a termination of his employment in the 2019 calendar year for that portion of the stock option grant that would have vested during the 2019 calendar year.

In addition, under his amended employment agreement, in the event Mr. Goldstein’s employment with the Company is terminated due to his death or disability, then Mr. Goldstein or his estate, as the case may be, would be entitled to receive payment in an amount equal to 100% of his then target bonus if employment is terminated between January 1, 2020 and December 31, 2024.
Definitions. The terms “cause,” “disability” and “good reason” are defined in Mr. Goldstein’s employment agreement as follows:
Mr. Goldstein may be terminated by the Company for “cause” if:

•	he is convicted of a felony or misappropriates any material funds or material property of the Company, its subsidiaries or affiliates;

•	he commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates;

•
he commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or to carry out his duties to the Company and he fails to correct the situation following written notice;

•	he commits a material breach of his employment agreement and he fails to correct the situation following written notice;

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•
his gaming license is withdrawn with prejudice, denied, revoked or suspended by any of the gaming authorities with jurisdiction over the Company or its affiliates and he fails to correct the situation following written notice.

The term “disability” is defined in Mr. Goldstein’s employment agreement to mean that Mr. Goldstein shall, in the opinion of an independent physician selected by agreement between the Board of Directors and Mr. Goldstein, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for an aggregate of 180 days in any 365-day consecutive period or for a continuous period of six consecutive months.

The term “good reason” is defined in Mr. Goldstein’s employment agreement to mean the occurrence of any of the following without Mr. Goldstein’s consent:

•	the Company’s removal of Mr. Goldstein from the position of President and Chief Operating Officer of the Company; or

•
any other material adverse change in Mr. Goldstein’s status, position, duties or responsibilities (which shall include any adverse change in the reporting relationships described in his employment agreement), which is not cured within 30 days after written notice thereof is delivered by Mr. Goldstein to the Company.

Mr. Dumont
Mr. Dumont’s employment agreement provides if his employment is terminated by the Company for cause (as defined in his employment agreement and below), death or disability, or Mr. Dumont terminates his employment agreement without good reason (as defined in his employment agreement and below), then Mr. Dumont would be entitled to receive the “Dumont Standard Benefits” described below:

•	continuation of his base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be required by applicable law.
In the event Mr. Dumont’s employment is terminated by the Company without cause or he terminates his employment agreement for good reason, then, pursuant to his employment agreement, Mr. Dumont would be entitled to receive, in addition to the Dumont Standard Benefits:

•	continuation of base salary for twelve months following termination of employment; and

•
continuation participation in the health plans of the Company for one year following the date of termination, provided that the Company’s obligation to provide such heath care benefits shall cease at the time he and his dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of he or any covered dependent that was not excluded under the Company’s health plans immediately prior to the date of termination.

Under Mr. Dumont’s employment agreement, he is permitted to terminate his employment with the Company upon 90 days’ written notice following a change in control (as defined in the Company’s 2004 Equity Award Plan and in the description of Mr. Adelson’s employment agreement above); provided that his termination of employment may not be effective until twelve months following the change in control. Under those circumstances, he would be entitled to receive, in addition to the Dumont Standard Benefits:

•	all accrued and unpaid base salary and previously earned bonus(es) through the date of termination; and

•	a lump sum payment of one (1) times his base salary.
Definitions. The terms “cause”, “disability” and “good reason” are defined in Mr. Dumont’s employment agreement as follows:
Mr. Dumont may be terminated by the Company for “cause” if:

•	he commits a felony or misappropriates any material funds or material property of the Company or any of its affiliates;

•	he commits fraud or embezzlement with respect to the Company or any of its affiliates;

•	he commits any act of dishonesty resulting in direct or indirect personal gain or enrichment;

•
he uses alcohol or drugs that render him unable to perform fully the functions of his job or to carry out fully his duties to the Company and he fails to correct the situation following written notice;

•	he commits a non de minimis breach of his employment agreement as determined by the Company in its sole discretion, and he fails to correct the situation following written notice;

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates; or

•
his gaming license is withdrawn with prejudice, denied, revoked or suspended by any of the gaming authorities with jurisdiction over the Company or its affiliates and he fails to correct the situation following written notice.

The term “disability” is defined in Mr. Dumont’s employment agreement to mean that Mr. Dumont shall, in the opinion of an independent physician selected by the Company, become so physically or mentally incapacitated that he is unable to perform the duties of his employment.
The term “good reason” is defined in Mr. Dumont’s employment agreement to mean any of the following:

•	the Company’s removal of Mr. Dumont from the position of Executive Vice President and Chief Financial Officer of the Company; or

•
a material adverse change in Mr. Dumont’s status, position, duties or responsibilities (which shall include not reporting to the CEO or the CEO’s designee), which is not cured within 30 days after written notice thereof is delivered by Mr. Dumont to the Company.

Mr. Jacobs
Mr. Jacobs’ amended employment agreement provides if Mr. Jacobs terminates his employment and provides the Company two weeks’ notice of his termination, then Mr. Jacobs would be entitled to receive the following:

•	full payment of his 2018 bonus if termination occurs on or before December 31, 2018;

•	a pro rata bonus for 2019, payable upon termination of employment, if termination occurs after December 31, 2018;

•
accelerated vesting of the second tranche of options awarded and scheduled to vest on September 6, 2019, if termination occurs after March 31, 2019, subject to approval by the Compensation Committee of the Company’s Board of Directors;

•	relocation to the city of Mr. Jacobs’ choice in the continental U.S. pursuant to the Company’s relocation policy, if termination occurs after March 31, 2019;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be required by applicable law.
Mr. Jacobs’ employment agreement provides if his employment is terminated by the Company for cause (as defined in his employment agreement and below) or Mr. Jacobs terminates his employment agreement without good reason (as defined in his employment agreement and below), then Mr. Jacobs would be entitled to receive the “Jacobs Standard Benefits” described below:

•	continuation of his base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
Definitions. The term “cause” is defined in Mr. Jacobs’ employment agreement as follows:
Mr. Jacobs may be terminated by the Company for “cause” if:

•
he committed a felony, is convicted of a misdemeanor involving moral turpitude, which materially affects his ability to perform duties or materially adversely affects the Company or its reputation or he misappropriates any funds or property of the Company;

•	he commits fraud or embezzlement with respect to the Company;

•
he commits any material act of dishonesty relating to his employment by the Company regardless of whether such act results or was intended to result in his direct or indirect personal gain or enrichment;

•	he uses alcohol, drugs or controlled substances that render him unable to perform the functions of his job or to carry out his duties to the Company;

•
any act, or failure to act, (including disclosure of confidential information) by Mr. Jacobs that is likely to prejudice the business or reputation of the Company or to result in material economic or other harm to the Company;

•	he commits a material breach of his employment agreement or violates any law, rule or regulation of any governmental or regulatory body material to the business of the Company or its affiliates;

•	he loses, cannot attain or has revoked or suspended any license or certification necessary to discharge his duties on behalf of the Company; or

•	he willfully or persistently fails to reasonably perform his duties.
2004 Equity Award Plan
In the event of a change in control, as defined in the Company’s 2004 Equity Award Plan, if our Compensation Committee so determines:

•	all outstanding options and equity (other than performance compensation awards) issued under the 2004 Equity Award Plan shall fully vest; and

•	outstanding awards may be cancelled and the value of the awards shall be paid to the participants.
In addition, performance compensation awards shall vest based on the level of attainment of the performance goals as determined by the Compensation Committee.

Potential Payments/Benefits Upon Termination of Employment for 2018
The table below sets forth information about the potential payments and benefits our named executive officers who were employed by the Company on December 31, 2018, may receive under their employment agreements, as in effect on December 31, 2018, upon the termination of their employment with the Company. The amounts shown in the table below are estimates of the payments that each named executive officer would receive in certain instances assuming a hypothetical employment termination date of December 31, 2018. The amounts actually payable will be determined only upon the termination of employment of each named executive officer, taking into account the facts and circumstances surrounding the named executive officer’s termination of employment, and are qualified in all respects by the terms of the applicable employment agreements and applicable law.
The information in the table assumes:

•	amounts included in cash payments for incentive bonus payments are based on each named executive achieving 100% of their performance targets and/or goals;

•	the named executive officer did not become employed by a subsequent employer; and

•	equity awards vest fully upon a change in control, if provided in the applicable employment agreement.

Name	Cash Payments	Acceleration of Restricted Stock(1)	Acceleration of Options(2)	Continued Health Benefits(3)	Total
Sheldon G. Adelson
-Without Cause/For Good Reason	$65,000,000	$1,634,734	$1,743,879	$80,000	$68,458,613
-Change in Control	$47,500,000	$1,634,734	$1,743,879	$40,000	$50,918,613
-Death/Disability	$30,000,000	$1,634,734	$1,743,879	$20,000	$33,398,613
Robert G. Goldstein
-Without Cause/For Good Reason	$3,400,000	$—	$—	$—	$3,400,000
-Change in Control	$10,200,000	$—	$4,300,000	$40,000	$14,540,000
-Death/Disability	$3,400,000	$—	$—	$—	$3,400,000
Patrick Dumont
-Without Cause/For Good Reason	$1,200,000	$—	$—	$20,000	$1,220,000
-Change in Control	$2,400,000	$—	$—	$—	$2,400,000
-Death/Disability	$—	$—	$—	$—	$—
Lawrence A. Jacobs(4)
-Without Cause/For Good Reason	$—	$—	$—	$—	$—
-Change in Control	$—	$—	$—	$—	$—
-Death/Disability	$—	$—	$—	$—	$—
____________________

(1)
Reflects the value of accelerated vesting of restricted stock, based on the closing price of our Common Stock on December 31, 2018, of $52.05 per share. Of the amounts shown in the table, restricted stock with a value of $1,202,823 for Mr. Adelson vested during the period from January 1, 2019 through the date of this proxy statement and, accordingly, will not be accelerated in the event of a termination of employment for this executive officer.

(2)
Reflects the value of accelerated vesting of options equal to the excess of (a) the closing price of our Common Stock on December 31, 2018, of $52.05 per share over (b) the applicable exercise price of the options. Of the amounts shown in the table, options with a value of $871,939 for Mr. Adelson vested during the period from January 1, 2019, through the date of this proxy statement and, accordingly, will not be accelerated in the event of termination of employment. Additionally, the unvested options related to Mr. Goldstein's option grant on December 9, 2014 eligible for accelerated vesting due to his death or disability or a change in control, and the unvested options for Messrs. Dumont and Jacobs eligible for accelerated vesting due to a change in control, have an exercise price that exceeds the closing price of our Common Stock on December 31, 2018; therefore, the value of these options is zero.

(3)	Continued health benefits represents the estimated cost for providing such benefits the named executive officer would be entitled to under the remainder of the term.

(4)
In accordance with Mr. Jacob’s amended agreement, upon termination with the Company, Mr. Jacobs is entitled to receive a pro rata bonus for 2019 and subject to the approval by the Compensation Committe, accelerated vesting of his second tranche of options scheduled to vest on September 6, 2019.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Adelson, our Chief Executive Officer (our “CEO”):
For the twelve months ended December 31, 2018, our last completed fiscal year:

•	the annual total compensation of the median employee identified in the prior year was $40,611; and

•	the annual total compensation of our CEO, as reported in the 2018 Summary Compensation Table under “Executive Compensation and Other Information,” was $24,012,913.
Based on this information, for 2018, the ratio of the annual total compensation of Mr. Adelson, our Chief Executive Officer, to the median of the annual total compensation of all employees was 591 to 1.
The median employee was first identified as of December 31, 2017, using the following methodology and material assumptions, adjustments and estimates in effect as of December 31, 2017:

•
We determined, as of December 31, 2017, our employee population consisted of 50,539 individuals working at our parent company and consolidated subsidiaries, with 25% of these individuals located in the United States and 75% located outside of the United States. Of these employees, 48,346 individuals are full-time or part-time employees, with the remainder employed on a seasonal or temporary basis.

•	We elected to exclude our seasonal or temporary employees who haven’t worked since July 1, 2017, because they were not employees as of December 31, 2017.

•	We determined 2017 earnings based on the following elements:
•U.S. employees: Medicare wages reported on 2017 Internal Revenue Service Form W-2,

•	Singapore employees: 2017 cash compensation reported to the Inland Revenue Authority of Singapore,
•the remaining employees: all cash compensation reported in the local payroll system,

•	we used the 12-month average exchange rate to convert each non-U.S. employee’s total compensation to U.S. dollars, and

•
we annualized the base salary of all full-time and part-time employees who were hired in 2017, but did not work for us or our consolidated subsidiaries for the entire fiscal year. We did not make a full-time equivalent adjustment for any employee.

•
Using this methodology, we determined the “median employee” was a full-time employee located in Las Vegas, with wages and overtime pay for the twelve-month period ended December 31, 2017, in the amount of $34,572. With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $34,908.

The pay ratio disclosure rules also allow the Company to identify the median employee once every three years, and to continue to use the identified median employee from year 1 in subsequent years 2 and 3, unless there has been a change in the Company’s employee population or employee compensation arrangements the Company reasonably believes would result in a significant change in the Company’s pay ratio disclosure. In 2018, no changes have occurred in the Company’s employee population or employee compensation arrangements the Company reasonably believes would significantly affect the Company’s pay ratio disclosure. Accordingly, the Company has used the median employee identified in 2017 with updated annual total compensation information for 2018 to calculate the 2018 CEO pay ratio.
Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies, apply certain exemptions and make assumptions, adjustments and estimates that reflect their compensation practices, the pay ratio we report above may not be comparable to the pay ratio reported by other companies.

DIRECTOR COMPENSATION
During 2018, each of our non-employee directors received an annual cash retainer of $100,000 and an annual grant of, at each non-employee director’s election, either restricted stock or restricted stock units equal in value to $100,000. The restricted stock and restricted stock units are subject to a one-year forfeiture period and the shares may not be sold until the director retires from the Board (except to the extent necessary to cover taxes incurred as a result of the vesting of the restricted stock or restricted stock units). In 2018, our non-employee directors each received 1,287 shares of restricted stock. In addition, each non-employee director receives a one-time grant of options upon becoming a non-employee director with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes option valuation model). The stock options vest in five equal installments on each of the first five anniversaries of the date of grant.
We pay non-employee directors $1,500 for each meeting of the Board that they attend ($750 for telephonic meetings). We pay non-employee directors who serve on a Board Committee $1,000 for each committee meeting that they attend ($500 for telephonic meetings). During 2018, we paid an annual retainer of $25,000 to the chairperson of the Audit Committee and an annual retainer of $15,000 to each member of the Audit Committee. We also paid an annual retainer of $15,000 to the chairpersons of the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee, and an annual retainer of $5,000 to each member of these committees.
Non-employee directors may defer cash compensation payments into the Company’s Non-Employee Director Deferred Compensation Plan. None of the non-employee directors has elected to defer any payments to date. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.
The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long term success of the Company and its stockholders. In 2014, 2016 and 2018, the Compensation Committee retained AETHOS to provide advice on the elements of, and amounts payable under, our director compensation program. In 2014, the Compensation Committee considered information provided by AETHOS that compared our director compensation program against the director compensation programs maintained by our peer group companies, as identified by AETHOS. For purposes of this analysis, the peer group companies included 31 companies in comparable industries, compete with us for the same director talent and investment dollars, and are of similar size, complexity and scope and have other shared characteristics with us, including revenue and market capitalization. As a result of the review of our director compensation program in 2014, and based on the advice and recommendations received from AETHOS, effective as of January 1, 2015, the annual cash retainer paid to our non-employee directors was increased from $75,000 to $100,000, and the annual grant of restricted stock to our non-employee directors was increased from $75,000 to $100,000. In 2016, the Compensation Committee again considered information provided by AETHOS that compared our director compensation program against the director compensation programs maintained by our peer group companies, as identified by AETHOS based on similar criteria to those described above. As a result of the reviews of our director compensation program in 2016, we determined our director compensation program was appropriately designed to motivate and retain our non-employee directors and align the interests of our non-employee directors with the interests of our stockholders. In 2018, the Compensation Committee requested AETHOS to prepare a report comparing our director compensation program against the director compensation programs maintained by our peer group companies, as identified by AETHOS. No changes to our director compensation program have been implemented since January 1, 2015.

In connection with the 2018 review of our director compensation program, the following peer group companies were selected by AETHOS based on the criteria described above.

• American Airlines Group Inc.	• Marriott International, Inc.
• American Express Company	• McDonald’s Corporation
• Caesars Entertainment Corporation	• MGM Resorts International
• Carnival Corporation & plc	• Nike, Inc.
• CBS Corporation	• PepsiCo, Inc.
• The Coca-Cola Company	• Royal Caribbean Cruises Ltd.
• Colgate-Palmolive Company	• Starbucks Corporation
• Delta Air Lines, Inc.	• Twenty-First Century Fox, Inc.
• General Mills, Inc.	• United Continental Holdings, Inc.
• Hilton Worldwide Holdings Inc.	• The Walt Disney Company
• Hyatt Hotels Corporation	• Wynn Resorts, Limited
• Loews Hotels	• Yum! Brands, Inc.

2018 Director Compensation Table
The following table describes the compensation arrangements with our non-employee directors for 2018:

Name	Fees Earned ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Irwin Chafetz	$108,250	$100,000	$—	$4,548	$212,798
Micheline Chau	$125,500	$100,000	$—	$4,548	$230,048
Charles D. Forman(4)	$108,250	$100,000	$—	$4,548	$212,798
Steven L. Gerard	$155,750	$100,000	$—	$4,548	$260,298
George Jamieson	$137,750	$100,000	$—	$4,548	$242,298
Charles A. Koppelman	$145,250	$100,000	$—	$4,548	$249,798
Lewis Kramer	$137,250	$100,000	$—	$4,548	$241,798
David F. Levi	$136,250	$100,000	$—	$4,548	$240,798
____________________

(1)
The amounts in this column represent the fair value of the restricted shares issued, as determined pursuant to ASC Topic 718. The restricted stock vests on the earlier to occur of the first anniversary of the date of grant and the date of the Company’s annual meeting of stockholders in the calendar year following the date of grant, in each case, provided that the director is still serving on the Board on the vesting date. As of December 31, 2018, Ms. Chau and Messrs. Chafetz, Forman, Gerard, Jamieson, Koppelman, Kramer and Levi each held 1,287 unvested shares of restricted stock that will vest on May 16, 2019.

(2)
As of December 31, 2018, Ms. Chau, Mr. Gerard, Mr. Jamieson, Mr. Kramer and Mr. Levi held options to acquire 6,215, 4,336, 3,735, 10,649 and 8,097 shares of our Common Stock, respectively, that vest (or have vested) in five equal installments on each of the first five anniversaries of the respective dates of grant.

(3)	The amounts in this column are for accrued dividends received upon the vesting of restricted stock during 2018.

(4)	The amounts in the table exclude fees paid by Sands China Ltd. to Mr. Forman in connection with his service as a member of the Board of Directors of Sands China Ltd.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows certain information with respect to our 2004 Equity Award Plan as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	7,956,364	$55.10	917,674
Equity compensation plans not approved by security holders	—	$—	—
Total	7,956,364	$55.10	917,674
____________________

(1)
Our 2004 Equity Award Plan was originally approved by our stockholders prior to our initial public offering, and an extension of the plan term through December 14, 2019, was approved by our stockholders at our 2014 annual meeting of stockholders. The performance-based provisions of our 2004 Equity Award Plan were most recently reapproved by our stockholders at our 2013 annual meeting of stockholders. Refer to Proposal No. 4 below for a description of the proposed amendment and restatement of our 2004 Equity Award Plan, which includes an extension of the plan term through December 14, 2024, and a request for an additional 10,000,000 shares of our common stock to be available for grants of equity awards under the 2004 Equity Award Plan.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board currently consists of George Jamieson (Chair), Steven L. Gerard and Lewis Kramer. The Board has determined that Messrs. Jamieson, Gerard and Kramer meet the current independence and experience requirements of the NYSE’s listing standards. In addition, the Board has determined each of the members of the Audit Committee is financially literate and Mr. Jamieson qualifies as the audit committee financial expert.
The Audit Committee’s responsibilities are described in a written charter adopted by the Board, which the Audit Committee reviews annually. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting process. Among its various activities, the Audit Committee reviews:

1.	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	the independence and performance of the Company’s independent registered public accounting firm and internal auditors; and

3.	the Company’s compliance with legal and regulatory requirements.
The Audit Committee meets regularly in open sessions with the Company’s management, independent registered public accounting firm and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent registered public accounting firm and internal auditors to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm, and periodically reviews their performance and independence from management.
The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, and management represented to the Audit Committee the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with Deloitte & Touche LLP also included the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board the audited financial statements for the fiscal year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.
Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2018, the Audit Committee concluded, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.
Respectfully submitted,
George Jamieson, Chair
Steven L. Gerard
Lewis Kramer
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth fees paid or payable to Deloitte & Touche LLP, our independent registered public accounting firm in 2017 and 2018, for audit and non-audit services as well as the percentage of these services approved by our Audit Committee:

	2017	2018	% of Services Approved by Audit Committee
Audit Fees	$6,461,000	$6,449,000	100%
Audit-Related Fees	$35,000	$753,000	100%
Tax Fees	$596,272	$437,000	100%
All Other Fees	$54,500	$34,000	100%
The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as additional audit-related accounting consultations and required statutory audits of certain of our subsidiaries.
The category of “Audit-Related Fees” includes fees for services related to our Sands China Limited (“SCL”) notes issuance and the related SEC filings, consultations related to an SEC comment letter and services related to the Las Vegas Sands Corp. 401(k) Retirement Plan for 2017 and 2018. During 2017 and 2018, $35,000 in fees related to the audit of the plan were paid directly by the plan.
The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.
The category of “All Other Fees” includes fees for accounting training programs, issuance of consents in 2017 associated with the Company’s SEC filings and consultations in 2018 related to SCL’s filings with the Stock Exchange of Hong Kong Limited.
Pre-Approval Policies and Procedures
Our Audit Committee Charter contains policies related to pre-approval of services provided by the independent registered public accounting firm. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, has the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services provided by the independent registered public accounting firm and (b) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act and, in connection therewith, to approve all fees and other terms of engagement.
The Audit Committee has adopted the following process regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. For audit services related to the audit of the consolidated financial statements of the Company, the independent registered public accounting firm will provide the Audit Committee with an engagement letter each year prior to or contemporaneously with commencement of the audit services outlining the scope of the audit services proposed to be performed during the fiscal year. If the services are agreed to by the Audit Committee, the engagement letter will be formally accepted. The Audit Committee also approves statutory audit services for our foreign subsidiaries. For tax services, management will provide the Audit Committee with a separate scope of the tax services proposed to be performed during the fiscal year. If the scope of the tax services is agreed to by the Audit Committee, engagement letters will be executed. All other non-audit services will require pre-approval from the Audit Committee on a case-by-case basis.
If the pre-approval authority is delegated to a member, the pre-approval must be presented to the Audit Committee at its next scheduled meeting.

CERTAIN TRANSACTIONS
Set forth below is a description of certain transactions with our executive officers and directors. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings. For more information about our policies with respect to transactions with related parties, see “Corporate Governance — Related Party Transactions.”
Administrative Services Agreement
Pursuant to an administrative services agreement among Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC), certain of its subsidiaries and Interface Operations, LLC, an entity controlled by Mr. Adelson, our Chairman and Chief Executive Officer, and his wife, Dr. Miriam Adelson (“Interface Operations”), the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this administrative services agreement, the parties have agreed to share ratably the costs of any shared office space. Under this agreement, the Company charged Interface Operations $0.5 million for services provided by Company personnel during 2018.
Registration Rights Agreement
Messrs. Adelson, Forman and Goldstein and certain other stockholders and employees, former employees and certain trusts they established have entered into a registration rights agreement with us relating to the shares of Common Stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of Common Stock they request be registered at any time, subject to certain conditions. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. Since we became eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions.
The other stockholders that are party to this agreement were granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established, subject to cutbacks if the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering and if the underwriters of the offering determine the number of securities to be offered would jeopardize the success of the offering.
In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder, subject to cutbacks if the underwriters in an underwritten offering determine the number of securities offered in a piggyback registration would jeopardize the success of the offering.
On November 14, 2008, the Company entered into a second amended and restated registration rights agreement with Dr. Adelson and certain other stockholders.
Transactions Relating to Aircraft
Aviation and Related Personnel
Sands Aviation, LLC (“Sands Aviation”), a wholly owned subsidiary of the Company, is engaged primarily in the business of providing aviation personnel, including pilots, aircraft mechanics and flight attendants, and administrative personnel, to the Company and to Interface Operations. Sands Aviation charges a fee to each of the Company and Interface Operations for their respective use of these personnel. The fees charged by Sands Aviation are based upon its actual costs of employing or retaining these personnel, which are then allocated between the Company and Interface Operations. The method of allocating these costs varies depending upon the nature of the service provided. For example, pilot services are allocated based upon the actual time spent operating aircraft for the Company and for Interface Operations, respectively. The services of Sands Aviation’s aircraft mechanics are allocated based on the number and manufacturer of aircraft serviced and administrative personnel are allocated based upon the number of aircraft maintained by the Company and Interface Operations, respectively. In addition, hangar lease and other operating costs are allocated based upon various factors, including the number and base location of aircraft maintained by the Company and Interface Operations, respectively. During 2018, Sands Aviation charged Interface Operations approximately $18.3 million for its use of Sands Aviation’s aviation and related personnel, operating costs and other overhead costs.
Time Sharing Agreements
The Company and its subsidiaries use aircraft owned by companies controlled by Mr. Adelson for business purposes, including flying customers to our properties. The Company believes its use of these aircraft provides the Company with a significant competitive advantage in attracting customers to the Company’s properties and similar aircraft with comparable amenities are not generally available for charter. The Company believes the amounts paid to companies controlled by Mr. Adelson for the use of the aircraft are less than the Company would be required to pay to a third party provider, if comparable aircraft were available, and also believes the amounts paid pursuant to the agreements relating to the use of the aircraft described below do not provide for profits or a return on investment to the companies controlled by Mr. Adelson.
The Company has entered into several aircraft time sharing agreements and aircraft cost sharing agreements with Interface Operations. Under the agreements, the party using an aircraft pays fees of up to (i) twice the cost of the fuel, oil and other additives used, (ii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iii) all expenses for catering and in-flight entertainment materials, (iv) all expenses for flight planning and weather contract services, (v) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation and (vi) all communications charges, including in-flight telephone. Under the agreements, the Company charged Interface Operations approximately $2 million in respect of Interface Operations’ 2018 use of the Company’s aircraft, and Interface Operations charged the Company approximately $2.9 million in respect of the Company’s 2018 use of Interface Operations’ aircraft.
In addition, the Company has entered into an aircraft cost allocation agreement with Interface Operations Bermuda Ltd. (“Interface Bermuda”), a company controlled by Mr. Adelson, providing the Company access to a Boeing 747 aircraft and an Airbus 340 aircraft. Under the agreement, the Company has agreed to pay Interface Bermuda fees of up to (i) a pro rata share of all fixed costs, such as hangar, insurance, pilot salaries and training, maintenance, subscription services, support personnel and other similar items (exclusive of tax depreciation), (ii) actual costs of fuel, oil and other additives used, (iii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iv) all expenses for catering and in-flight entertainment materials, (v) all expenses for flight planning and weather contract services, (vi) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation and (vii) all communications charges, including in-flight telephone. Interface Bermuda charged the Company approximately $40,000 and $1.0 million in respect of the Company’s 2018 use of Interface Bermuda’s Boeing 747 aircraft and Airbus 340 aircraft, respectively.
Avionics and Aircraft Systems Agreement
Sands Aviation and Interface Bermuda have agreed Interface Bermuda will reimburse Sands Aviation for the cost and installation of avionics and aircraft systems on its aircraft. The cost of these systems is expected to be $21.8 million, plus all taxes and expenses related to installation and operation of these systems. During 2018, the Company paid $13.1 million related to this agreement, and was reimbursed in full by Interface Bermuda.
Aircraft Maintenance Master Services Agreement
Sands Aviation and Citadel Completions LLC (“Citadel”), an entity owned by the Sheldon G. Adelson family, have entered into an aircraft maintenance master services agreement under which Citadel may perform aircraft refurbishment and maintenance services on aircraft managed by Sands Aviation. During 2018, Citadel charged Sands Aviation approximately $0.3 million for services provided by Citadel under this agreement.
Transactions Relating to Luxury Passenger Ship
Marina Bay Sands, a wholly owned subsidiary of the Company, has entered into agreements with Sira Company Ltd., a company owned by Mr. Adelson and other related parties. Under these agreements, Marina Bay Sands is entitled to use a luxury passenger ship owned by Sira Company Ltd. during certain periods of the year and has agreed to reimburse the actual operating expenses associated with its use of the luxury passenger ship. Sira Company Ltd. charged Marina Bay Sands approximately $2.4 million in respect of Marina Bay Sands’ 2018 use of the luxury passenger ship.

Other Transactions
We have employed Dr. Miriam Adelson, the wife of Mr. Adelson, our Chairman and Chief Executive Officer, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnerships with key community groups and other charitable organizations. We paid her approximately $62,000 during 2018.
Mr. Adelson and his family made payments of $2.2 million to the Company during 2018 for lodging, banquet, transportation and food and beverage services.
Mr. Goldstein made payments of $0.1 million to the Company during 2018 for services provided by Company personnel at his residence, lodging, transportation and food and beverage services.
Mr. Dumont and his family made payments of $39,000 to the Company during 2018 for lodging, transportation and food and beverage services.
During 2018, the Company made payments of $2.6 million for food and beverage services provided by restaurants and newspaper subscriptions, in which Mr. Adelson and his family have an ownership interest, and for services provided by personnel employed by Interface Operations.
Property and Casualty Insurance
With the exception of aviation-related coverages, the Company and entities controlled by Mr. Adelson that are not subsidiaries of the Company (the “Stockholder Controlled Entities”) purchase property and casualty insurance separately. The Company and the Stockholder Controlled Entities bid for and purchase aviation-related coverages together. The Company and the Stockholder Controlled Entities are separately invoiced for, and pay for, aviation-related insurance and allocate the aviation insurance costs not related to particular aircraft among themselves in accordance with the other allocations of aviation costs discussed above.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Stockholders will vote to elect ten directors to hold office for a one-year term. The Board of Directors has recommended Ms. Micheline Chau and Messrs. Sheldon G. Adelson, Irwin Chafetz, Patrick Dumont, Charles D. Forman, Robert G. Goldstein, George Jamieson, Charles A. Koppelman, Lewis Kramer and David F. Levi for election as directors, to serve until the 2020 Annual Meeting and until their successors are duly elected and qualified or their earlier resignation, disqualification, death or removal. If any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.
Information regarding the director nominees is set forth above under the heading “Board of Directors.”
The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect the nominees for directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of the directors.

The Board of Directors recommends stockholders vote “FOR” the election of its ten director nominees

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ending December 31, 2019, and our stockholders are being asked to ratify this appointment as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the annual meeting and entitled to vote thereon is required to ratify this appointment.
A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year ending December 31, 2019

PROPOSAL NO. 3
AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and pursuant to Section 14A of the Exchange Act, our stockholders are being provided with an advisory (non-binding) vote on executive compensation. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We refer to this non-binding advisory vote as the “say-on-pay” vote.
The say-on-pay vote is required to be offered to our stockholders at least once every three years. In 2017, our stockholders recommended we provide them with the opportunity to provide their “say-on-pay” vote each year, and our Board of Directors has accepted that recommendation.
The Board of Directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. In addition, our compensation philosophy places more emphasis on variable elements of compensation (such as annual cash bonuses and equity-based compensation) than fixed remuneration. For example, a significant portion of our executive compensation is based on the Company’s achievement of predetermined performance-based financial targets. Our executives also receive equity incentive awards to better link their compensation to the Company’s performance.
We encourage you to read our Compensation Discussion and Analysis contained in this proxy statement for a more detailed discussion of our compensation policies and procedures.
Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:
“Resolved, that the stockholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”
The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the annual meeting and entitled to vote thereon is required to approve this resolution.
The above-referenced disclosures appear at pages 19 – 40 of this proxy statement.

The Board of Directors recommends a vote “FOR” approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement)

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2004 EQUITY AWARD PLAN
At the annual meeting of stockholders, you are being asked to approve the amendment and restatement of the 2004 Equity Award Plan (as amended and restated, the “Amended and Restated 2004 Equity Award Plan”) to ensure the Company will be able to continue to grant equity incentive awards to eligible participants under the Amended and Restated 2004 Equity Award Plan, including our employees and non-employee directors.
The Amended and Restated 2004 Equity Award Plan was adopted by our Board of Directors on March 25, 2019, subject to approval by our stockholders at the annual meeting of stockholders. The Amended and Restated 2004 Equity Award Plan will become effective as of the date of the annual meeting of stockholders (the “Effective Date”) if it is approved by our stockholders and will not become effective if such approval is not received.
The 2004 Equity Award Plan currently provides for the issuance of equity-based awards in various forms to eligible participants, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and performance-based equity awards, as described in greater detail below, and it will expire on December 14, 2019. If our stockholders vote to approve the Amended and Restated 2004 Equity Award Plan, the term of the Amended and Restated 2004 Equity Award Plan will be extended for another five years through December 14, 2024, and an additional 10,000,000 shares of our common stock, par value $0.001 per share, will be available for grants of equity-based awards under the Amended and Restated 2004 Equity Award Plan (in addition to the approximately 231,920 shares of our common stock remaining available for future issuance under the 2004 Equity Award Plan as of March 18, 2019, and any shares subject to outstanding awards that may become available again for future issuance if such outstanding awards expire, terminate or are otherwise canceled for any reason without the participant having received any benefit from such awards). As of March 18, 2019, the closing price of a share of our common stock on the NYSE was $60.08.
Rationale for Approval of the Amended and Restated 2004 Equity Award Plan
The Amended and Restated 2004 Equity Award Plan is intended to facilitate our use of equity-based awards and incentives to provide competitive short- and long-term compensation opportunities for the benefit of our employees, directors, consultants and advisors. Awards granted under the Amended and Restated 2004 Equity Award Plan will benefit the Company and increase stockholder value by helping us attract able service providers to enter and remain in the employment or service of the Company, facilitating the ownership of our common stock by those service providers, and otherwise allowing us to grant incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between them and our stockholders.
The 2004 Equity Award Plan is currently scheduled to expire on December 14, 2019. If the Amended and Restated 2004 Equity Award Plan is not approved by our stockholders at the annual meeting of stockholders, we may not be able to adequately incentivize our employees, directors, consultants and advisors in connection with services to be performed after the scheduled expiration of the 2004 Equity Award Plan on December 14, 2019. In addition, effective as of March 18, 2019, only 231,920 shares of our common stock remain available for future issuance under the 2004 Equity Award Plan. The Board of Directors believes the existing numbers of shares of our common stock available for future issuance under the 2004 Equity Award Plan will not be sufficient to meet the Company’s anticipated needs to support our equity-based compensation programs beyond 2019.
We therefore are requesting our stockholders vote to approve the Amended and Restated 2004 Equity Award Plan, pursuant to which the term of the Amended and Restated 2004 Equity Award Plan will be extended through December 14, 2024 and 10,000,000 shares of our common stock will be available for future awards under the Amended and Restated 2004 Equity Award Plan (in addition to the approximately 231,920 shares of our common stock remaining available for future issuance under the 2004 Equity Award Plan as of March 18, 2019, and any shares subject to outstanding awards that may become available again for future issuance if such outstanding awards expire, terminate or are otherwise canceled for any reason without the participant have received any benefit from such awards). We anticipate the shares of our common stock reserved for issuance under the Amended and Restated 2004 Equity Award Plan will allow us to grant the equity-based awards and incentives necessary to adequately incentivize our employees, directors, consultants and advisors during the extended five-year term of the Amended and Restated 2004 Equity Award Plan.

The Amended and Restated 2004 Equity Award Plan further provides that shares of our common stock that are exchanged or withheld to satisfy the payment of any exercise price or tax withholding obligation related to any award will not be available for future issuance under the Amended and Restated 2004 Equity Award Plan, and the Amended and Restated 2004 Equity Award Plan expressly prohibits the current payment of dividends on outstanding awards granted thereunder (but does permit the payment of accrued dividends or dividend equivalents subject to and upon the vesting or settlement of the underlying award). The Amended and Restated 2004 Equity Award Plan also updates certain provisions of the 2004 Equity Award Plan in connection with the Tax Cuts and Jobs Act.
Historical Annual Share Usage
While equity-based awards and incentives are an important part of our incentive compensation program, we are mindful of our responsibility to our stockholders to exercise sound judgment in granting equity-based awards.
Overhang Percentage
As of March 18, 2019, we had approximately 231,920 shares of our common stock available for future issuance under the 2004 Equity Award Plan, and 8,440,892 shares of our common stock were subject to outstanding awards held by our employees, directors, consultants and advisors under the 2004 Equity Award Plan, which together represents approximately 1.1% of our fully diluted shares of common stock outstanding (the “Overhang Percentage”). The 10,000,000 additional shares of our common stock proposed to be included in the share reserve for the extended five-year term of the Amended and Restated 2004 Equity Award Plan would increase the Overhang Percentage to approximately 2.4%.
Share Usage and Burn Rate
The annual share usage under the 2004 Equity Award Plan for the last three fiscal years was as follows:

		Fiscal Year	Fiscal Year	Fiscal Year
		2018	2017	2016	Average
A	Total Shares Granted During the Fiscal Year	3,134,464	1,064,378	1,734,004	1,977,615
B	Basic Weighted Average Common Shares Outstanding	785,923,841	791,757,211	794,627,349	790,769,467
C	Burn Rate (A / B)	0.40%	0.13%	0.22%	0.25%
Material Features of the Amended and Restated 2004 Equity Award Plan
The following is a summary of the material features of the Amended and Restated 2004 Equity Award Plan. This summary is qualified in its entirety by the full text of the Amended and Restated 2004 Equity Award Plan. A copy of the 2004 Equity Award Plan is publicly-filed as an exhibit to the Company’s Annual Report on Form 10-K, and a copy of the Amended and Restated 2004 Equity Award Plan is included as Appendix A to this Proxy Statement.
Shares of Common Stock Available for Issuance
The maximum number of shares of our common stock reserved and available for future issuances under the Amended and Restated 2004 Equity Award Plan will be 36,344,000 shares of our common stock, of which approximately 10,231,920 (equal to the 10,000,000 additional shares of our common stock being requested pursuant to the Amended and Restated 2004 Equity Award Plan and the approximately 231,920 shares of our common stock remaining available for future issuance under the 2004 Equity Award Plan as of as of March 18, 2019) will be available for future issuance following the Effective Date. This amount available for future issuance following the Effective Date does not include the 8,440,892 shares of common stock subject to outstanding awards under the 2004 Equity Plan as of March 18, 2019, some of which may become available again for future issuance under the Amended and Restated 2004 Equity Award Plan if such outstanding awards expire, terminate or are otherwise canceled for any reason without the participant having received any benefit from such awards.
Shares of our common stock will be deemed to have been used in settlement of awards whether they are actually delivered or paid in cash and will not be available for future issuance. Shares of our common stock exchanged by a participant or withheld by the Company as full or partial payment in connection with the exercise of any award under the Amended and Restated 2004 Equity Award Plan, as well as any shares of our common stock exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award, will not be available again for future issuance under the Amended and Restated 2004 Equity Award Plan. If an award granted under the Amended and Restated 2004 Equity Award Plan expires, terminates or is canceled for any reason whatsoever without the participant having received any benefit from such award, the shares of our common stock covered by such award shall again become available for future issuance under the Amended and Restated 2004 Equity Award Plan.
Certain Limitations on Individual Awards
No individual participating in the Amended and Restated 2004 Equity Award Plan will be granted options or stock appreciation rights under the Amended and Restated 2004 Equity Award Plan with respect to more than 3,000,000 shares of our common stock during any calendar year.
Administration
The Compensation Committee administers the Amended and Restated 2004 Equity Award Plan. Except in the case of awards to non-employee directors, which are administered by the Board of Directors, the Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Amended and Restated 2004 Equity Award Plan, and to adopt, alter and repeal rules, guidelines and practices relating to the Amended and Restated 2004 Equity Award Plan. The Compensation Committee has the full discretion to administer and interpret the Amended and Restated 2004 Equity Award Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine among other things the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised. Subject to the provisions of the Amended and Restated 2004 Equity Award Plan and applicable law, the Compensation Committee may delegate to our chief executive officer acting together with either our president or our executive vice presidents, the authority to grant to eligible persons (other than non-employee directors or officers of the Company or its subsidiaries who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended) awards consistent with guidelines established by the Compensation Committee from time to time.
Eligible Participants
Any individual regularly employed by the Company or any of its affiliates, any director of the Company or any of its affiliates, and any consultant or advisor to the Company or any of its affiliates who may be offered securities pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended, is eligible for awards under the Amended and Restated 2004 Equity Award Plan, in each case as determined and designated by the Compensation Committee. The Compensation Committee has the sole and complete authority to determine who will be granted an award under the Amended and Restated 2004 Equity Award Plan, except in the case of awards to non-employee directors, which will be made by the Board of Directors. Our non-employee directors also receive automatic awards of options and either restricted stock or restricted stock units, as described below under “Non-Employee Director Awards.” The Compensation Committee takes into account, among other factors, the need to incentivize eligible participants to continue as employees, directors, or other service providers, increase their efforts on behalf of the Company, and promote the success of the Company’s business.
As of March 18, 2019, (i) approximately 50,000 individuals regularly employed by the Company and its affiliates were eligible to receive awards under the Amended and Restated 2004 Equity Award Plan, of whom approximately 80 have been selected by the Compensation Committee for participation in and hold outstanding awards under the 2004 Equity Award Plan, (ii) eight non-employee directors were eligible to receive awards under the Amended and Restated 2004 Equity Award Plan, all of whom have been selected by the Board of Directors for participation in (or were eligible to receive automatic grants of awards) and hold outstanding awards under the 2004 Equity Award Plan and (iii) approximately 25 consultants or advisors to the Company and its affiliates were eligible to receive awards under the Amended and Restated 2004 Equity Award Plan, of whom none have been selected by the Compensation Committee for participation in or hold outstanding awards under the 2004 Equity Award Plan.
Plan Term
The Amended and Restated 2004 Equity Award Plan will terminate on December 14, 2024, although awards granted before that time will remain outstanding in accordance with their terms.

Type of Awards
The Amended and Restated 2004 Equity Award Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and performance-based equity awards to our employees, directors, consultants and advisors.
Restricted Stock
The Compensation Committee is authorized to award restricted stock under the Amended and Restated 2004 Equity Award Plan. Awards of restricted stock will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then any unvested restricted stock will be forfeited.
Restricted Stock Units
The Compensation Committee is authorized to award restricted stock units under the Amended and Restated 2004 Equity Award Plan. Restricted stock unit awards will be subject to the terms and conditions established by the Compensation Committee. Unless the Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of our common stock equal to the number of units earned or, if specifically permitted in the applicable award agreement, an amount in cash equal to the fair market value of that number of shares, at the expiration of the period over which the units are to be earned, or at a later date selected by the Compensation Committee.
Options
The Compensation Committee is authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. These options will be subject to the terms and conditions established by the Compensation Committee. Under the terms of our Amended and Restated 2004 Equity Award Plan, unless the Compensation Committee determines otherwise, the exercise price of incentive stock options, nonqualified stock options that are intended to qualify as performance-based compensation under Section 162(m), and nonqualified stock options granted to our nonemployee directors, will not be less than the fair market value of our common stock at the time of grant. Options granted under the Amended and Restated 2004 Equity Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option that may be granted under the Amended and Restated 2004 Equity Award Plan is ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder).
Stock Appreciation Rights
The Compensation Committee is authorized to award stock appreciation rights (“SARs”) under the Amended and Restated 2004 Equity Award Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Amended and Restated 2004 Equity Award Plan may include SARs. SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.
Stock Bonuses
The Compensation Committee is authorized to grant awards of unrestricted shares, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.

Performance-Based Equity Awards
The Compensation Committee may grant any award under the Amended and Restated 2004 Equity Award Plan in the form of a performance-based equity award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Compensation Committee may establish these performance goals with reference to one or more of the following non-exclusive criteria:

•	net earnings or net income;

•	basic or diluted earnings per share;

•	net revenue or net revenue growth;

•	operating income;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, amortization and/or rents;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency; and

•	objective measures of customer satisfaction;
Any one or more of the performance criterion may be used to measure the performance of the Company and/or an affiliate as a whole or any business unit of the Company and/or an affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index the Compensation Committee, in its sole discretion, deems appropriate, or the Company may select the share price performance criteria as compared to various stock market indices.
Non-Employee Director Awards
Under our Amended and Restated 2004 Equity Award Plan, our non-employee directors receive automatic awards of options and either restricted stock or restricted stock units. See “Director Compensation” on page 42 of the Proxy Statement for additional information. For the avoidance of doubt, the Board of Directors may act in any year to make additional grants to directors in addition to the automatic awards of options and either restricted stock or restricted stock units set forth in the Amended and Restated 2004 Equity Award Plan.
Transferability
Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative, and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.
Change in Control
In the event of a change in control (as defined in the Amended and Restated 2004 Equity Award Plan), (i) if the Compensation Committee in its discretion so determines, all outstanding options and equity awards issued under the Amended and Restated 2004 Equity Award Plan will fully vest, (ii) performance-based equity awards shall vest based on the level of attainment of the performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value (if any) of the awards to the participants in connection with a change in control, provided that if the option price or strike price of any outstanding award is equal to or greater than the value of such award, the Compensation Committee may cancel such award without the payment of any consideration to the participant.

Amendment and Termination
The Board of Directors may amend, suspend or terminate the Amended and Restated 2004 Equity Award Plan at any time; however, stockholder approval may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient. In addition, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option and (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) in a manner which would be reportable as a repricing on the Proxy Statement.
Additional Award Information
Other than with respect to (i) the annual equity incentive awards of stock options to be granted to Mr. Adelson pursuant to the terms of his amended employment agreement and (ii) the one-time awards of stock options to our new non-employee directors upon joining the Board of Directors and annual restricted stock or restricted stock unit awards to our non-employee directors on the date of each of the Company’s annual meetings of stockholders, the dollar value and number of awards to be granted in the future to eligible participants in the Amended and Restated 2004 Equity Award Plan are not currently determinable because the value and number of such awards are subject to the discretion of the Compensation Committee (and in certain cases, the Board of Directors). Consequently, it is not possible to determine the benefits that might be received by participants under the Amended and Restated 2004 Equity Award Plan.
For information relating to the grants made under the 2004 Equity Award Plan for the last fiscal year to the Company’s named executive officers, see the “2018 Grant of Plan Based Awards” table on page 29 of the Proxy Statement. For more information relating to the awards outstanding and the number of shares of our common stock remaining available for future issuance under the 2004 Equity Award Plan as of December 31, 2018, see the “Equity Compensation Plan Information” table on page 44 of the Proxy Statement.
New Plan Benefits Table
Pursuant to SEC rules, the following table sets forth the benefits or amounts that will be received by or allocated to each of the following individuals or groups under the Amended and Restated 2004 Equity Award Plan to the extent determinable:

Amended and Restated 2004 Equity Award Plan

Name and Position	Dollar Value	Number of Units
Sheldon G. Adelson, Chairman of the Board, Chief Executive Officer and Treasurer	See Footnote 1	See Footnote 1
Robert G. Goldstein, President and Chief Operating Officer	—	—
Patrick Dumont, Executive Vice President and Chief Financial Officer	—	—
Lawrence A. Jacobs, Executive Vice President, Global General Counsel and Secretary	—	—
Executive Group	See Footnote 1	See Footnote 1
Non-Executive Director Group - Options	See Footnote 2	See Footnote 2
Non-Executive Director Group - Restricted Stock/RSUs	$4,800,000	See Footnote 3
Non-Executive Officer Employee Group	See Footnote 4	See Footnote 4
____________________

(1)
Under his amended employment agreement, Mr. Adelson is entitled to receive an annual equity incentive award with a total grant value of $1,000,000. The equity incentive award value is granted in the form of stock options, the number of which is determined based on the grant date Black-Scholes value of the award. The stock option grant vests in three equal annual installments and will expire ten years from the date of grant. Mr. Adelson’s amended employment agreement became effective as of January 1, 2017, with an initial term that expires on December 31, 2021, and is subject to automatic extensions for successive one-year periods unless Mr. Adelson gives notice of his intention not to renew the agreement, no later than 60 days prior to the expiration of the initial term or any renewal term.

(2)
Under the Amended and Restated 2004 Equity Award Plan, we automatically award each new non-employee director a grant of stock options with a grant date Black-Scholes value of $100,000 upon joining the Board of Directors.

(3)
Under the Amended and Restated 2004 Equity Award Plan, we automatically award each non-employee director an annual grant of restricted stock or restricted stock units equal in value to the annual cash retainer on the date of the annual meeting of stockholders. Currently, the annual cash retainer is $100,000. The number of shares to be issued to each of our non-employee directors will be determined by dividing $100,000 by the closing price of a share of our common stock on the date of grant (which is the date of the annual meeting of stockholders). The dollar amount shown in this row represents the aggregate dollar value of the annual restricted stock grants that would be made to each of our non-employee directors on the date of our annual meetings of stockholders in each of 2019, 2020, 2021, 2022, 2023 and 2024 prior to the expiration date of the Amended and Restated 2004 Equity Award Plan on December 14, 2024. For the avoidance of doubt, the Board of Directors may act in any year to make additional grants to our non-employee directors in addition to these automatic awards of restricted stock or restricted stock units, but such grants (if any) are not presently determinable.

(4)
Certain non-executive officer employees of the Company are entitled to receive annual stock option grants during their employment. Each annual grant will have an aggregate grant date value (based on the Black-Scholes model) equivalent to a percentage of their annual base salary.

Existing Plan Benefits
As of March 18, 2019, the following number of stock options relating to shares of our common stock were held under the 2004 Equity Award Plan by the following individuals and groups: (i) each of our named executive officers held the following amounts: Mr. Adelson held 562,113 stock options; Mr. Goldstein held 4,750,000 stock options; Mr. Dumont held 500,000 stock options; and Mr. Jacobs held 133,333 stock options; (ii) our executive officers as a group (i.e., our named executive officers) held an aggregate of 5,945,446 stock options; (iii) our current nonemployee directors as a group held an aggregate of 33,032 stock options; (iv) the director nominees for this year who are not current non-employee directors (if any) held zero stock options; (v) associates of our executive officers, non-employee directors and director nominees for this year held zero stock options; and (vi) all employees, including all current officers who are not executive officers, as a group held an aggregate of 2,462,414 stock options. As of March 18, 2019, the following individuals held 5% or more of the total number of outstanding stock options under the 2004 Equity Award Plan: Messrs. Adelson, Goldstein and Dumont held 562,113, 4,750,000 and 500,000 stock options, respectively. No other person held 5% or more of the total number of outstanding stock options under the 2004 Equity Award Plan.
The foregoing stock options were granted in consideration for services provided to the Company as an employee or as a non-employee director. The stock options were granted with an exercise price that was not be less than the fair market value of our common stock at the time of grant, and the maximum term of each option does not exceed ten years. As of March 18, 2019, the closing price of a share of our common stock on the NYSE was $60.08. For a summary of certain federal income tax consequences of the issuance and exercise of such stock options to the Company and the participants, see the section below entitled “US Federal Income Tax Consequences.” For a description of the annual equity incentive awards of stock options to be granted to Mr. Adelson pursuant to the terms of his amended employment agreement, see the section above entitled “Additional Award Information” and its accompanying “New Plan Benefits Table.”
Registration with SEC
We intend to file with the SEC a registration statement on Form S-8 covering the additional 10,000,000 shares of our common stock issuable under the Amended and Restated 2004 Equity Award Plan (if approved by our stockholders).

U.S. Federal Income Tax Consequences
The following is a summary of certain United States federal income tax consequences of awards under the Amended and Restated 2004 Equity Award Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.
Options
An optionee generally will not recognize taxable income upon the grant of a nonqualified stock option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares of our common stock purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, the optionee recognizes as ordinary income. The optionee’s tax basis in any shares of our common stock received upon exercise of an option will be the fair market value of the shares of our common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.
Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares of our common stock acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares of our common stock acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain.
Stock Appreciation Rights
A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of our common stock received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, the participant recognizes as ordinary income. The participant’s tax basis in any share of our common stock received upon exercise of a SAR will be the fair market value of the share of our common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock
A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends that accrue on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income) when paid on the vesting date of the underlying restricted shares. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent, ordinary income is recognized by such participant.
Restricted Stock Units
In general, the grant of restricted stock units (including performance stock units) will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Stock Bonuses, Performance-Based Equity Awards and Other Awards
With respect to other awards granted under the Amended and Restated 2004 Equity Award Plan, including performance-based equity awards and stock bonuses, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of our common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Required Vote
The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the annual meeting and entitled to vote thereon is required to approve the Amended and Restated 2004 Equity Award Plan.

The Board of Directors recommends a vote “FOR” the approval of the amendment and restatement of the 2004 Equity Award Plan

TIMEFRAME FOR STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Stockholders intending to present a proposal at the 2020 Annual Meeting of stockholders for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Las Vegas Sands Corp., Attention: Corporate Secretary, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than December 5, 2019.
In addition, our by-laws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting when such matter is not submitted for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act. Generally, notice of a nomination or proposal not submitted pursuant to Rule 14a-8 must be delivered to us not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2020 Annual Meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than January 17, 2020 and no later than February 16, 2020. (If the date of the annual meeting, however, is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the 120th day prior to such annual meeting date and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.) Nominations and proposals also must satisfy other requirements set forth in the by-laws. If a stockholder complies with the forgoing notice provisions and with certain additional procedural requirements in our by-laws and the SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the annual meeting.
We may refuse to acknowledge any stockholder proposal not made in compliance with the foregoing procedures.
OTHER INFORMATION
The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2019: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2018 are available on our website at https://investor.sands.com/financial-reports/Annual-Meeting/default.aspx.

APPENDIX A
AMENDED AND RESTATED 2004 EQUITY AWARD PLAN

1.	Purpose
The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract able persons to enter and remain in the employ of the Company and its Affiliates and to provide a means whereby employees, directors and consultants of the Company and its Affiliates can acquire and maintain Common Stock ownership, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and promoting an identity of interest between stockholders and these persons.
So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses and Performance Compensation Awards, or any combination of the foregoing.

2.	Definitions
The following definitions shall be applicable throughout the Plan.
(a)“Affiliate” means (i) any entity that directly or indirectly is controlled by, controls or is under common control with the Company and (ii) to the extent provided by the Committee, any entity in which the Company has a significant equity interest.
(b)“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus or Performance Compensation Award granted under the Plan.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Participant has ceased to perform his duties to the Company, or an Affiliate (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee’s determination that the Participant has engaged or is about to engage in conduct materially injurious to the Company or an Affiliate, (iii) the Participant having been convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (iv) the failure of the Participant to follow the lawful instructions of the Board or his direct superiors or (v) in the case of a Participant who is a non-employee director, the Participant ceasing to be a member of the Board in connection with the Participant engaging in any of the activities described in clauses (i) through (iv) above.
(e)“Change in Control” shall, unless in the case of a particular Award the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by Sheldon G. Adelson (“Adelson”) or any Related Party or any group of which Adelson or a Related Party is a member (a “Designated Holder”), (IV) any acquisition which complies with clauses (A) and (B) of subsection (v) of this Section 2(e), or (V) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);
(ii) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of a registration statement of the Company describing such person’s inclusion on the Board, or a proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii) the dissolution or liquidation of the Company;
(iv) the sale, transfer or other disposition of all or substantially all of the business or assets of the Company, other than any such sale, transfer or other disposition to one or more Designated Holders; or
(v) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
(g)“Committee” means (i) a committee of at least two people as the Board may appoint to administer the Plan or (ii) (x) if no such committee has been appointed by the Board or (y) even if such a committee has been appointed, with respect to the grant of an Award to a Non-Employee Director and the administration of such Award, the Board. Unless the Board is acting as the Committee or the Board specifically determines otherwise, each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.
(h)“Common Stock” means the common stock, par value $0.001 per share, of the Company and any stock into which such common stock may be converted or into which it may be exchanged.
(i)“Company” means Las Vegas Sands Corp., a Nevada corporation, and any successor thereto.
(j)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award agreement.
(k)“Director Stock Option” means a grant of a Nonqualified Stock Option to a Non-Employee Director under Section 7 of the Plan.

(l)“Director Restricted Stock” means a grant of Restricted Stock to a Non-Employee Director under Section 10 of the Plan.
(m)“Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any existing employment, consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it.
(n)“Effective Date” means December 15, 2004.
(o)“Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, or a person meeting any similar requirement under any successor rule or regulation and (ii) an “outside director” within the meaning of Section 162(m) of the Code, and the Treasury Regulations promulgated thereunder; provided, however, that clause (ii) shall apply only with respect to grants of Awards with respect to which the Company’s tax deduction could be limited by Section 162(m) of the Code if such clause did not apply.
(p)“Eligible Person” means any (i) individual regularly employed by the Company or Affiliate who satisfies all of the requirements of Section 6 of the Plan; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate or (iii) consultant or advisor to the Company or an Affiliate who may be offered securities pursuant to a Registration Statement on Form S-8 under the Securities Act or any successor form that may be adopted by the Securities and Exchange Commission.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Fair Market Value”, on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value on such date based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.
(s)“Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth herein.

(t)“Mature Shares” means shares of Stock owned by a Participant which are not subject to any pledge or other security interest and have either been held by the Participant for six months, previously acquired by the Participant on the open market or meet such other requirements as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Option Price or satisfy a withholding obligation in respect of an Award.
(u)“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 11(d)(iv) of the Plan; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(v)“Nevada Gaming Laws” means the statutes of the State of Nevada, the regulations of the Nevada Gaming Commission, the rules, directives and decisions of the Nevada Gaming Commission and State Gaming Control Board, the ordinances of Clark County, Nevada, and the regulations of the Clark County Liquor and Gaming Licensing Board.
(w)“Non-Employee Director” shall mean a director of the Company who is not also an employee of the Company.
(x)“Nonqualified Stock Option” means an Option granted by the Committee to a Participant under the Plan which is not designated by the Committee as an Incentive Stock Option.
(y)“Option” means an Award granted under Section 7 of the Plan.
(z)“Option Period” means the period described in Section 7(c) of the Plan.
(aa)“Option Price” means the exercise price for an Option as described in Section 7(a) of the Plan.
(bb)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(cc)“Parent” means any parent of the Company as defined in Section 424(e) of the Code.
(dd)“Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(ee)“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or any other performance-based Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division or operational unit of the Company) and may include, but shall not be limited to, the following:
(i)net earnings or net income;
(ii)basic or diluted earnings per share;
(iii)net revenue or net revenue growth;
(iv)operating income;

(v)return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(vi)cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(vii)earnings before or after taxes, interest, depreciation, amortization and/or rents;
(viii)share price (including, but not limited to, growth measures and total stockholder return);
(ix)expense targets;
(x)margins;
(xi)operating efficiency; and
(xii)objective measures of customer satisfaction.
Any one or more of the Performance Criterion may be used to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Criterion (xi) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph.
(ff)“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or any other performance-based Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award or any other performance-based Award has been earned for the Performance Period.
(gg)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants based on the following events:
(i)asset write-downs,
(ii)litigation or claim judgments or settlements,
(iii)the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results,
(iv)any reorganization and restructuring programs,
(v)extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year,

(vi)acquisitions or divestitures,
(vii)any other unusual or nonrecurring events,
(viii)foreign exchange gains and losses, and
(ix)a change in the Company’s fiscal year.
(hh)“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or any other performance-based Award under the Plan.
(ii)“Plan” means this Las Vegas Sands Corp. 2004 Equity Award Plan (Amended and Restated).
(jj)Related Party means (i) any spouse, child, stepchild, sibling or descendant of Adelson, (ii) any estate of Adelson or any person described in clause (i), (iii) any person who receives a beneficial interest in the Company or any Subsidiary from any estate described in clause (ii) to the extent of such interest, (iv) any executor, personal administrator or trustee who hold such beneficial interest in the Company or any Subsidiary for the benefit of, or as fiduciary for, any person under clauses (i), (ii) or (iii) to the extent of such interest, (v) any corporation, trust or similar entity owned or controlled by Adelson or any person referred to in clause (i), (ii), (iii) or (iv) or for the benefit of any person referred to in clause (i), or (vi) the spouse or issue of one or more of the persons described in clause (i).
(kk)“Restricted Period” means, with respect to any Award of Restricted Stock or any Restricted Stock Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 9 of the Plan or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(ll)“Restricted Stock Unit” means a hypothetical investment equivalent to one share of Stock granted in connection with an Award made under Section 9 of the Plan.
(mm)“Restricted Stock” means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 9 of the Plan.
(nn)“Securities Act” means the Securities Act of 1933, as amended.
(oo)“Stock” means the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.
(pp)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(qq)“Stock Bonus” means an Award granted under Section 10 of the Plan.
(rr)“Stock Option Agreement” means any agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 of the Plan which defines the rights and obligations of the parties thereto.

(ss)“Strike Price” means, (i) in the case of a SAR granted in tandem with an Option, the Option Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(tt)“Subsidiary” means any subsidiary of the Company as defined in Section 424(f) of the Code.
(uu)“Vested Unit” shall have the meaning ascribed thereto in Section 9(d) of the Plan.

3.	Effective Date, Duration and Stockholder Approval
The Plan originally became effective as of the Effective Date and was amended and restated effective as of June 4, 2014 and May 16, 2019. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(i) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained.
The expiration date of the Plan, on and after which no Awards may be granted hereunder, shall be December 14, 2024; provided, however, that such termination shall not affect Awards then outstanding, the terms and conditions of the Plan shall continue to apply to such Awards, and the administration of the Plan shall continue in effect until all matters relating to Awards previously granted have been settled.

4.	Administration
(a)The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.
(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the power, and in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Stock, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.
(d)No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.
(e)Subject to the provisions of the Plan and applicable law, the Committee may delegate to the Chief Executive Officer acting together with either the President or an Executive Vice President of the Company the authority to grant Awards under the Plan to any Eligible Person (other than a Non-Employee Director or an officer of the Company or its Subsidiaries who is subject to the provisions of Section 16 of the Exchange Act), provided that such grants are consistent with guidelines established by the Committee from time to time.

5.	Grant of Awards; Shares Subject to the Plan
Subject to Section 4 of the Plan, the Committee may, from time to time, grant Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses and/or Performance Compensation Awards to one or more Eligible Persons; provided, however, that:
(a)Subject to Section 13 of the Plan, the aggregate number of shares of Stock in respect of which Awards may be granted under the Plan is 36,344,000 shares;
(b)Shares of Stock shall be deemed to have been used in settlement of Awards whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash. Notwithstanding the foregoing, shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any of its Affiliates to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for future Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Stock, the full number of shares of Stock underlying such Stock Appreciation Right shall not be available for future Awards under the Plan. Shares of Stock, if any, that are repurchased by the Company using the proceeds received by the Company from the exercise of any Option or Stock Appreciation Right or from the payment of any purchase price with respect to any other Award shall not be added to the aggregate number of shares of Stock available for future Awards under the Plan. In accordance with (and without limitation upon) the foregoing, if and to the extent an Award under the Plan expires, terminates or is canceled for any reason whatsoever without the Participant having received any benefit therefrom, the shares covered by such Award shall again become available for future Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Stock Awards by reason of having enjoyed voting rights prior to the date of forfeiture or (ii) in the case of an Award canceled pursuant to Section 5(e) of the Plan by reason of a new Award being granted in substitution therefor.

(c)Stock delivered by the Company in settlement of Awards may be authorized and unissued Stock, Stock held in the treasury of the Company, Stock purchased on the open market or by private purchase, or a combination of the foregoing;
(d)Subject to Section 13 of the Plan, no person may be granted Options or SARs under the Plan during any calendar year with respect to more than 3,000,000 shares of Stock; and
(e)Without limiting the generality of the preceding provisions of this Section 5, and subject to Section 16 (b) of the Plan, the Committee may, but solely with the Participant’s consent, agree to cancel any Award under the Plan and issue a new Award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted Award satisfies all applicable Plan requirements and the requirements of any stock exchange and stock quotation system on or over which the Stock is listed or traded, as applicable, as of the date such new Award is granted.

6.	Eligibility
Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.	Options
The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Option shall be granted to any Eligible Person who is not an employee of the Company or a Parent or Subsidiary. Each Option so granted shall be subject to the conditions set forth in this Section 7, or to such other conditions as may be reflected in the applicable Stock Option Agreement. All of the shares of Stock in respect of which Awards may be granted pursuant to Section 5(a) of the Plan may be granted in the form of Incentive Stock Options.
(a)Option Price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than (i) in the case of an Incentive Stock Option, and subject to Section 7(e) of the Plan, the Fair Market Value of a share of Stock on the Date of Grant, and (ii) in the case of a Nonqualified Stock Option, the par value of a share of Stock; provided, however, that (A) all Options intended to qualify as “performance-based compensation” under Section 162(m) of the Code (other than those intended to be Performance Compensation Awards) and (B) Director Stock Options shall have an Option Price per share of Stock no less than the Fair Market Value of a share of Stock on the Date of Grant.
(b)Manner of Exercise and Form of Payment. No shares of Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable (i) in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised (including by means of attestation of ownership of a sufficient number of shares of Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Stock are Mature Shares, (ii) in the discretion of the Committee, either (A) in other property having a fair market value on the date of exercise equal to the Option Price or (B) by delivering to the

Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of loan proceeds, or proceeds from the sale of the Stock subject to the Option, sufficient to pay the Option Price or (iii) by such other method as the Committee may allow. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in the manner described in clause (ii) or (iii) of the preceding sentence if the Committee determines that exercising an Option in such manner would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company or any Affiliates are listed or traded.
(c)Vesting, Option Period and Expiration. Options, other than Director Stock Options, shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.
(d)Stock Option Agreement - Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement. Except as specifically provided otherwise in such Stock Option Agreement, each Option granted under the Plan shall be subject to the following terms and conditions:
(i)Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.
(ii)No shares of Stock shall be delivered pursuant to any exercise of an Option until the Company has received full payment of the Option Price therefor. Each Option shall cease to be exercisable, as to any share of Stock, when the Participant purchases the share or exercises a related SAR or when the Option expires.
(iii)Subject to Section 12(k) of the Plan, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by him.
(iv)Each Option (other than Director Stock Options) shall vest and become exercisable by the Participant in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.
(v)At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the shares of Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other representation deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such a request by the Committee, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.
(vi)Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date the Participant acquired the Stock by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Stock acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.
(vii)A Stock Option Agreement may, but need not, include a provision whereby a Participant may elect, at any time before the termination of the Participant’s employment with the Company, to exercise the Option as to any part or all of the shares of Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Stock so purchased may be subject to a share repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate. The Company shall not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the exercise of the Option unless the Committee otherwise specifically provides in an Stock Option Agreement.
(e)Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary or Parent, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.
(f)$100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(g)Director Stock Options.
(i)Notwithstanding any of this Section 7 to the contrary:

(A)
On the effective date of the initial public offering of the Common Stock, each Non-Employee Director shall be automatically granted without further action by the Committee a Nonqualified Stock Option to purchase such number of shares of Stock as shall be determined by the Board to be necessary for such Nonqualified Stock Option to have an aggregate grant date value (based on the Black-Scholes option valuation model) of $100,000; and

(B)
On the date any person first becomes a Non-Employee Director following the effective date of the initial public offering of the Common Stock, such person shall be automatically granted without further action by the Committee a Nonqualified Stock Option to purchase such number of shares of Stock as shall be determined by the Board to be necessary for such Nonqualified Stock Option to have an aggregate grant date value (based on the Black-Scholes option valuation model) of $100,000.

(ii)All Options granted to Non-Employee Directors pursuant to Section 7(g)(i) of the Plan shall hereinafter be referred to as “Director Stock Options” and shall be subject to the following conditions:

(A)	Option Price. All Directors Stock Options shall have an Option Price per share equal to the Fair Market Value of a share of Stock on the Date of Grant.

(B)
Vesting. All Director Stock Options shall vest and become exercisable over a period of five years at the rate of 20% on each of the five consecutive anniversaries of the applicable Date of Grant, provided the Non-Employee Director’s service as a director continues through each such anniversary.

(C)	Term. The term of each Director Stock Option (the “Director Option Term”), after which each such Director Stock Option shall expire, shall be ten years from the Date of Grant.

(D)
Expiration. If prior to the expiration of the Director Option Term of a Director Stock Option a Non-Employee Director shall cease to be a member of the Board, the Director Stock Option shall expire on the earlier of the expiration of the Director Option Term or (i) one year after such cessation on account of the death of the Non-Employee Director or (ii) three months after the date of such cessation for any other reason. In the event a Non-Employee Director ceases to be a member of the Board for any reason, any unexpired Director Stock Option shall thereafter be exercisable until its expiration only to the extent that such Option was exercisable at the time of such cessation, except in the case of a cessation on account of the death of the Non-Employee Director, in which case such Option shall be fully exercisable.

(E)	Director Stock Option Agreement. Each Director Stock Option shall be evidenced by a Director Stock Option Agreement, which shall contain such additional provisions as may be determined by the Board.

8.	Stock Appreciation Rights
Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment. The Committee also may award

SARs to Eligible Persons independent of any Option. A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:
(a)Vesting, Transferability and Expiration. A SAR granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award agreement.
(b)Automatic exercise. If on the last day of the Option Period (or in the case of a SAR independent of an option, the period established by the Committee after which the SAR shall expire), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option, and neither the SAR nor the corresponding Option has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.
(c)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Stock on the exercise date over the Strike Price. The Company shall pay such excess in cash, in shares of Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.
(d)Method of Exercise. A Participant may exercise a SAR at such time or times as may be determined by the Committee at the time of grant by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.
(e)Expiration. Except as otherwise provided in the case of SARs granted in connection with Options, a SAR shall expire on a date designated by the Committee which is not later than ten years after the Date of Grant of the SAR.

9.	Restricted Stock and Restricted Stock Units
(a)Award of Restricted Stock and Restricted Stock Units.
(i)The Committee shall have the authority (A) to grant Restricted Stock and Restricted Stock Units to Eligible Persons, (B) to issue or transfer Restricted Stock to Participants, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, as applicable, which may differ with respect to each grantee, the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested and the number of shares or units to be covered by each grant.
(ii)Each Participant granted Restricted Stock shall execute and deliver to the Company an Award agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee and (B) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b) of the Plan, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and at the discretion of the Committee, interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such cash dividends, stock dividends or earnings.
(iii)Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee. If an escrow arrangement is used, the Committee may cause the escrow agent to issue to the Participant a receipt evidencing any stock certificate held by it, registered in the name of the Participant.
(iv)The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Stock (“Dividend Equivalents”). Such Dividend Equivalents shall be withheld by the Company for the Participant’s account, and at the discretion of the Committee, interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents.
(b)Restrictions.
(i)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award agreement; (C) the shares shall be subject to forfeiture to the extent provided in Section 9(d) of the Plan and the applicable Award agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the

Participant to such shares and as a stockholder shall terminate without further obligation on the part of the Company.
(ii)Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award agreement.
(iii)The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.
(c)Restricted Period. The Restricted Period of Restricted Stock and Restricted Stock Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock and Restricted Stock Units indicated in a schedule established by the Committee in the applicable Award agreement.
(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 9(b) of the Plan and the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.
Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 9(a)(iv) of the Plan and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award agreement, the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Stock in lieu of delivering only shares of Stock for Vested Units or (ii) delay the delivery of Stock (or cash or part Stock and part cash, as the case may be) beyond the expiration of the Restricted Period. If a cash payment is made in lieu of delivering shares of Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.
(e)Stock Restrictions. Each certificate (if any) representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following until the lapse of all restrictions with respect to such Stock as well as any other information the Company deems appropriate:

Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the Las Vegas Sands Corp. 2004 Equity Award Plan (Amended and Restated) and a Restricted Stock Purchase and Award Agreement, dated as of _____________, between Las Vegas Sands Corp. and __________________. A copy of such Plan and Agreement is on file at the offices of Las Vegas Sands Corp.
Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.
(f)Director Restricted Stock. Notwithstanding any of this Section 9 to the contrary, on the date of each of the Company’s annual meetings of stockholders following the initial public offering of the Common Stock, each Non-Employee Director shall be automatically granted, without further action by the Committee, shares of Restricted Stock having an aggregate Fair Market Value on the Date of Grant equal to the annual cash retainer payable to the Non-Employee Director in respect of the year commencing on the date of such annual meeting. All such shares of Restricted Stock granted to Non-Employee Directors shall hereinafter be referred to as “Director Restricted Stock” and shall contain the following provisions:
(i)Restricted Period. The Restricted Period in respect of Director Restricted Stock shall expire on the earlier to occur of (x) the one year anniversary of the applicable Date of Grant and (y) the date of the Company’s annual meeting of stockholders occurring in the calendar year following the calendar year in which the applicable Date of Grant occurs; provided, that the Non-Employee Director continues to serve as a member of the Board through such expiration of the Restricted Period or, if earlier, the date of the Non-Employee Director’s death; provided, further, that Director Restricted Stock as to which the Restricted Period has expired may not be sold or, other than as allowed under Section 12(k) of the Plan, transferred by a Non-Employee Director while a member of the Board; provided, however, that a Non-Employee Director shall be permitted to sell that number of vested shares of Restricted Stock having an aggregate Fair Market Value equal to the amount of federal, state and local taxes incurred by the Participant as a result of the vesting of such shares of Restricted Stock.
(ii)Forfeiture. Except as provided in subsection (i) of this Section 9(f), if a Non-Employee Director shall cease to be a member of the Board for any reason prior to the expiration of the Restricted Period as to any Director Restricted Stock, such Director Restricted Stock shall be forfeited in its entirety.
(iii)Director Restricted Stock Agreement. Each Award of Director Restricted Stock shall be evidenced by a Director Restricted Stock Agreement, which shall contain such additional provisions as may be determined by the Board.
(iv)Non-Employee Director Election. Each Non-Employee Director may elect, in accordance with procedures established by the Committee, to receive a grant of Restricted Stock Units in lieu of each automatic annual award of shares of Director Restricted Stock, any such grant of Restricted Stock Units to have the same Fair Market Value, Restricted Period and other terms as the applicable grant of Director Restricted Stock. Notwithstanding the foregoing, any Non-Employee Director who elects to receive Restricted Stock Units may elect the settlement date for the Restricted Stock Units, provided that the settlement date for such Restricted Stock Units shall not be earlier than the date on which the Restricted Period lapses.

10.	Stock Bonus Awards
The Committee may issue unrestricted Stock, or other Awards denominated in Stock, under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Bonus Award under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

11.	Performance Compensation Awards and Other Performance -Based Awards
(a)General. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan to grant performance-based Awards under the Plan and (other than Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per share of Stock on the date of grant), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
(b)Eligibility. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards or any other performance-based Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award or any other performance-based Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award or any other performance-based Award shall be decided solely in accordance with the provisions of this Section 11. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
(c)Discretion of Committee with Respect to Performance Compensation Awards and Other Performance-Based Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula.
(d)Payment of Performance Compensation Awards
(i)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.
(iii)Determination of Performance. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved. The Committee shall then determine the actual size of each Participant’s Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 11(d)(iv) of the Plan hereof, if and when it deems appropriate.
(iv)Use of Discretion. In determining the actual size of an individual Award for a Performance Period, the Committee may reduce or eliminate the amount of the Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (b) increase an Award above the maximum amount payable under Sections 4(a) or 11(d)(vi) of the Plan.
(v)Timing of Award Payments. Unless otherwise provided in the applicable Award agreement, Performance Compensation Awards and any other performance-based Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the determinations required by this Section 11.
(vi)Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is 3,000,000 shares of Stock or, in the event the Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Stock, by an amount greater than the appreciation of a share of Stock from the date such Award is deferred to the payment date.

12.	General
(a)Additional Provisions of an Award. Awards to a Participant under the Plan also may be subject to such other provisions (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options (provided, that the Committee determines that providing such financing does not violate the Sarbanes-Oxley Act of 2002), provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, provisions allowing the Participant to elect to defer the receipt of payment in respect of Awards for a specified period or until a specified event, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.
(b)Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person. At the discretion of the Committee, each Award (representing one share of Stock) may be credited with cash and stock dividends or Dividend Equivalents, as applicable. Such Dividend Equivalents shall be withheld by the Company for the Participant’s account, and at the discretion of the Committee, interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Award (and earnings thereon, if applicable) shall be distributed to the Participant upon vesting or settlement of such Award, as applicable, and, if such Award is forfeited, the Participant shall have no right to such Dividends Equivalents.
(c)Government and Other Regulations. The obligation of the Company to grant or settle Awards in Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award made or granted hereunder unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
(d)Tax Withholding.
(i)A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Stock or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Stock or other property) of any required income tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability or such other amount as may be permitted by applicable law and accounting standards) by (A) the delivery of Mature Shares owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.
(e)Claim to Awards and Employment Rights. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate.
(f)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(h)No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(i)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to contracts made and performed wholly within the State of Nevada and, to the extent applicable, the Nevada Gaming Laws.
(j)Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(k)Nontransferability.
(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)Notwithstanding the foregoing, subject to compliance with applicable law, the Committee may, in its sole discretion, permit Awards other than Incentive Stock Options to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to:

(A)	any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”);

(B)	a trust solely for the benefit of the Participant and his or her Immediate Family Members;

(C)	a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or

(D)	any other transferee as may be approved either (a) by the Board or the Committee in its sole discretion, or (b) as provided in the applicable Award agreement;
(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate, (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(l)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any person or persons other than himself.
(m)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(n)Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
(o)Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.
(p)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(q)Termination of Employment. Unless an applicable Award agreement provides otherwise, for purposes of the Plan a person who transfers from employment or service with the Company to employment or service with an Affiliate or vice versa shall not be deemed to have terminated employment or service with the Company or an Affiliate.
(r)Severability. If any provision of the Plan or any Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

13.	Changes in Capital Structure
With respect to Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards stated in Section 5(a) of the Plan and the maximum number of shares of Stock with respect to which any one person may be granted Awards during any period stated in Sections 5(d) or 11(d)(vi) of the Plan, the Committee shall make an equitable adjustment or substitution, in order to prevent substantial enlargement or dilution of a Participant’s rights in a manner consistent with the purposes of the Plan, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan; provided, however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion. Any adjustment in Incentive Stock Options under this Section 13 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
Notwithstanding the above, in the event of any of the following in which the outstanding Awards are not assumed or substituted in connection therewith:
A.    The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;
B.    All or substantially all of the assets of the Company are acquired by another person;
C.    The reorganization or liquidation of the Company; or
D.    The Company shall enter into a written agreement to undergo an event described in clauses A, B or C above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of

Stock received or to be received by other stockholders of the Company in the event. The terms of this Section 13 may be varied by the Committee in any particular Award agreement.

14.	Effect of Change in Control
(a)Except to the extent provided in a particular Award agreement:
(i)In the event of a Change in Control, notwithstanding any provision of the Plan or any applicable Award agreement to the contrary, the Committee may in its discretion provide that all Options and SARs shall become immediately exercisable with respect to 100 percent of the shares subject to such Option or SAR, and/or that the Restricted Period shall expire immediately with respect to 100 percent of all shares of Restricted Stock or Restricted Stock Units and other Awards (including a waiver of any applicable Performance Goals). To the extent practicable, such acceleration of exercisability and expiration of the Restricted Period (as applicable) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Stock subject to their Awards.
(ii)In the event of a Change in Control, all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to each Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, and (C) cause all previously deferred Awards to be settled in full as soon as possible.
(b)In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards (if any) based upon the price per share of Stock received or to be received by other stockholders of the Company in the event; provided, however, that if the Option Price or Strike Price of any outstanding Award is equal to or greater than the value of such Award as determined in accordance with this Section 14(b), the Committee may cancel such Award without the payment of any consideration to the Participant.
(c)The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

15.	Nonexclusivity of the Plan
Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

16.	Amendments and Termination
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to comply with any applicable stock exchange listing requirement or to prevent the Company from being denied a tax deduction on account of Section 162(m) of the Code); and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; and provided, further, that, without stockholder approval, (i) no amendment or modification may reduce the Option Price of any Option and (ii) the Committee may not cancel any outstanding Option and replace it with a new Option (with a lower Option Price) in a manner which would be reportable on the Company’s proxy statement as Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act).

17.	Section 409A of the Code
The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

18.	Clawback Policy
Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the Company’s Forfeiture of Improperly Received Compensation Policy, effective January 23, 2018, as may be amended from time to time.

ANNUAL MEETING OF STOCKHOLDERS OF

LAS VEGAS SANDS CORP.

May 16, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21030303000000001000 7 051619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TEN DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NOS. 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ (1) Sheldon G. Adelson
- ○ (2) Irwin Chafetz
- ○ (3) Micheline Chau
- ○ (4) Patrick Dumont
- ○ (5) Charles D. Forman
- ○ (6) Robert G. Goldstein
- ○ (7) George Jamieson
- ○ (8) Charles A. Koppelman
- ○ (9) Lewis Kramer
- ○ (10) David F. Levi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted "FOR" Proposal Nos. 2, 3, and 4, "FOR" all of the director nominees listed in Proposal No. 1, and in accordance with the discretion of the Proxies, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at *www.astfinancial.com* for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend meeting. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Admission Ticket

Annual Meeting
of Stockholders of
LAS VEGAS SANDS CORP.
May 16, 2019
11:00 am (Pacific Time)
Sands Showroom at The Venetian Resort Las Vegas
3355 Las Vegas Boulevard South
Las Vegas, NV 89109

This ticket must be presented at the door for entrance to the meeting.

Stockholders may bring one guest to the meeting.

1

FORM OF PROXY

LAS VEGAS SANDS CORP.

Proxy for Annual Meeting of Stockholders

May 16, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert G. Goldstein and Lawrence A. Jacobs, and each of them, Proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Las Vegas Sands Corp. to be held at the Sands Showroom at The Venetian Resort Las Vegas, 3355 Las Vegas Boulevard South, Las Vegas, NV 89109, on May 16, 2019, at 11:00 am (Pacific Time), and at any adjournments or postponements thereof, upon any and all matters which may properly be brought before said meeting or any adjournments or postponements thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

(Continued and to be SIGNED on the other side)

COMMENTS:

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

LAS VEGAS SANDS CORP.

May 16, 2019

VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

21030303000000001000 7 051619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TEN DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NOS. 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ (1) Sheldon G. Adelson
- ○ (2) Irwin Chafetz
- ○ (3) Micheline Chau
- ○ (4) Patrick Dumont
- ○ (5) Charles D. Forman
- ○ (6) Robert G. Goldstein
- ○ (7) George Jamieson
- ○ (8) Charles A. Koppelman
- ○ (9) Lewis Kramer
- ○ (10) David F. Levi

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted "FOR" Proposal Nos. 2, 3, and 4, "FOR" all of the director nominees listed in Proposal No. 1, and in accordance with the discretion of the Proxies, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at *www.astfinancial.com* for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend meeting. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.